Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

eBay Inc.

eBay KTA (UK) Ltd.

Emerald SPV Co., Ltd.

and

solely for purposes of Sections 5.3, 5.22, 11.14(a) and 11.16,

E-mart Inc.

Dated as of June 30, 2021

TABLE OF CONTENTS

-i-

-ii-

-iii-

Exhibits

Exhibit A: Form of Transition Services Agreement

Exhibit B: Accounting Principles

Exhibit C: Retained Interest Term Sheet

-iv-

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 30, 2021, is by and among (i) eBay Inc., a Delaware corporation (“Parent”), (ii) Apollo KTA (UK) Ltd., a private company limited by shares incorporated under the laws of the United Kingdom in the region of England (“Seller”), (iii) Emerald SPV Co., Ltd., a joint stock company (chusik hoesa) incorporated under the laws of Korea and a wholly owned Subsidiary of Purchaser Guarantor (“Purchaser”), and, (iv) solely for purposes of Sections 5.3, 5.22, 11.14(a) and 11.16, E-mart Inc., a joint stock company (chusik hoesa) incorporated under the laws of Korea (the “Purchaser Guarantor”). Parent, Seller and Purchaser are referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Parent owns indirectly through Seller all of the equity interests of eBay Korea LLC, a limited liability company incorporated under the laws of Korea (subject to Section 5.18(d), the “Sold Company”);

WHEREAS, Seller owns all of the equity interests of the Sold Company;

WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase, the Purchaser Ownership Percentage of the equity interests of the Sold Company (the “Sold Securities”) for the consideration set forth in Section 2.2 subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS; INTERPRETATION

Section 1.1            Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to any (i) sale of all or a substantial portion of securities of the Company, (ii) merger, consolidation or other direct or indirect business combination involving all or a substantial portion of the Company, (iii) any acquisition of, share exchange or exchange offer with respect to, or other similar direct or indirect transaction involving, all or a substantial portion of the capital stock, or a change of control, of the Company, including any single or multi-step transaction or series of related transactions, or (iv) direct or indirect acquisition, purchase or other disposition of all or substantially all of the business or assets of the Company; provided, however, that an Acquisition Proposal shall not include any of the foregoing which relate to all or substantially all of the assets or equity interests of Parent.

“Action” shall mean any claim, action, suit, arbitration, litigation or proceeding.

“Actual Fraud” of a Party shall mean an act or omission with an intent to deceive that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided that, from and after the Closing, (a) neither Purchaser nor any of its Subsidiaries, including the Company, shall be considered an Affiliate of Parent or any of Parent’s Affiliates and (b) neither Parent nor any of Parent’s Affiliates shall be considered an Affiliate of Purchaser or the Company.

“Ancillary Agreements” shall mean the Transition Services Agreement, the Equityholders Agreement and the Retained Interest Term Sheet.

“Anti-Money Laundering Laws” shall mean applicable (a) Laws concerning or relating to money laundering or terrorism financing, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” (b) Laws governing the activities of money transmitters and payment services companies, including licensing requirements, and (c) Laws corresponding to those described in the foregoing clauses (a) and (b) of the jurisdictions in which the Company and the Business operate.

“Anticorruption Laws” shall mean all Laws relating to anti-bribery or anticorruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official or other Person to obtain a business advantage, including the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Approved Recipient” shall mean a Subsidiary of Parent that is designated by Parent, and approved by the Bank of Korea, to receive the Closing Payment.

“Benefit Plan” shall mean each compensation or benefits plan, program or arrangement, including any employment agreement, cash or equity-based bonus or incentive arrangement, severance or retention arrangement, vacation policy, pension or retirement plan, or health and welfare plan, sponsored, maintained or contributed to or by Parent or any of its Affiliates for the benefit of any Business Employee or Former Business Employee.

“Business” shall mean the business, operations, products, platforms, services and activities of the platforms of the Company, operated under the brands “Gmarket.co.kr” (including “global.gmarket.co.kr”), “Auction.co.kr” and “G9.co.kr,” as conducted as of the date of this Agreement by Parent or its Subsidiaries; provided that the “Business” shall not include, and the following shall not, directly or indirectly, be transferred to or assumed by Purchaser or the Company in connection with the Sale: (a) the business, operations, products, platforms, services and activities of the Marketplace platform of Parent (as such platform is described in Parent’s Form 10-K for the year ended December 31, 2020) as conducted by Parent and its Subsidiaries, excluding the domestic, off-platform businesses in South Korea, (b) businesses of Parent and its Subsidiaries whereby (i) sellers domiciled in Korea can sell to buyers utilizing Parent Group’s websites (other than “Gmarket.co.kr” (including “global.gmarket.co.kr”), “Auction.co.kr” and “G9.co.kr”) anywhere in the world outside of Korea and (ii) buyers domiciled in Korea can transact on Parent Group’s websites (other than “Gmarket.co.kr” (including “global.gmarket.co.kr”), “Auction.co.kr” and “G9.co.kr”) anywhere in the world outside of Korea, (c) any interest in KakaoBank Corp. or its Subsidiaries owned by Parent and its Subsidiaries (including the Company) and (d) any Overhead and Shared Services.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, San Francisco, California or Seoul, South Korea are required or authorized by Law to be closed.

“Business Employee” shall mean each individual who is an employee of the Company as of immediately prior to the Closing, excluding any such individual who is listed by title and identification number in Section 1.1(a) of the Parent Disclosure Schedule (including any such employee who is on sick leave, military leave, vacation, holiday, short-term or long-term disability or other similar leave of absence).

“Business Environmental Permit” shall mean any material Permit required to operate the Business or occupy and use the Business Leased Real Property under any applicable Environmental Law.

“Business Intellectual Property” shall mean the Intellectual Property Rights owned by the Company as of the Closing; provided that Business Intellectual Property shall not include the Parent Names or any Intellectual Property Rights with respect thereto.

“Business Material Adverse Effect” shall mean any event, change, development or effect that has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business and the Company, taken as a whole; provided that no event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, a Business Material Adverse Effect: (a) the general conditions or trends in the industries or businesses in which the Business is operated or in which the Company operates, including competition in geographic, product or service areas, (b) domestic, foreign or global political, economic, regulatory, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars and credit markets), (c) any act of civil unrest, civil disobedience, riots, looting, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of this Agreement, (d) any conditions resulting from epidemics and pandemics (including the COVID-19 pandemic), weather conditions, natural or manmade disasters or other acts of God, (e)  the failure of the Business or Parent or any of its Subsidiaries (including the Company) to meet internal, Parent, analyst, published or other projections, forecasts, guidance, estimates or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Business Material Adverse Effect; provided, further, that this clause (e) shall not be construed as implying that Parent or Seller is making any representation or warranty hereunder with respect to any internal, Parent, analyst published or other projections, forecasts, guidance, estimates or budgets), (f) any action taken or omitted from being taken by or at the written request or with the written consent of Purchaser or that is required or expressly permitted by this Agreement, (g) the execution, announcement or pendency of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Purchaser or any of its Affiliates), Parent’s, Seller’s or the Company’s compliance with or performance under the terms of this Agreement or any Ancillary Agreement or the announcement, pendency or consummation of the transactions contemplated hereby or thereby, including the impact thereof on the relationships, contractual or otherwise, of the Business or the Company with employees, financing sources, customers, suppliers, partners, Governmental Entities or other business relationships or (h) changes in any Laws or GAAP or other applicable accounting principles or standards or any interpretations thereof, except, in the case of clauses (a), (b), (c) and (h), that to the extent such changes have a disproportionate adverse impact on the business, financial condition or results of operations of the Business and the Company, taken as a whole, as compared to other participants in the industries in which the Company conducts the Business, then the incremental disproportionate adverse effect of such changes on the Company or the Business, taken as a whole (to the extent not otherwise excluded by the definition of Business Material Adverse Effect) may be taken into account in determining whether there has been a Business Material Adverse Effect.

“Business Patents” shall mean the Patents included in the Business Intellectual Property, including the Patents listed on Section 1.1(b) of the Parent Disclosure Schedule, that are practiced by, or absent a license thereto or ownership thereof would be infringed by, the Retained Businesses as of the Closing Date.

“Business Technology” shall mean any and all Technology used in or held for use in the operation of the Business, including any know-how or knowledge of any employees of the Company, as of immediately prior to the Closing Date.

“Capital Gains Tax” shall mean any capital gains Tax imposed in respect of the Sale under the Corporate Income Tax Act of Korea and the Local Income Tax Act of Korea, each as amended.

“Cash” shall mean the aggregate of all cash, cash equivalents, cash in transit, bank deposits, and other similar cash items of the Company calculated in accordance with GAAP.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall mean (i) if the NewCo Transfer does not occur in accordance with Section 5.18, eBay Korea LLC and (ii) if the NewCo Transfer does occur in accordance with Section 5.18, NewCo and eBay Korea LLC.

“Company Benefit Plan” shall mean each Benefit Plan that is (a) sponsored, maintained or contributed to solely by the Company, or (b) that is exclusively for the benefit of the Business Employees and/or Former Business Employees (other than any Retention Agreement).

“Confidentiality Agreement” shall mean (a) the nondisclosure agreement, dated as of February 2, 2021, by and between Parent and E-mart Inc. and (b) the clean team confidentiality agreement, dated as of April 2, 2021, by and between Parent and E-mart Inc.

“Contract” shall mean any legally binding lease, contract, license, arrangement, option, instrument or other agreement, other than a Permit.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“COVID-19” shall mean the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), the disease known as coronavirus disease 2019 (COVID-19) and/or any other virus or disease developing from or arising as a result of or that is similar to SARS-CoV-2 and/or COVID-19.

“COVID-19 Measures” shall mean any applicable quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any relevant Governmental Entity in each case, in connection with or in response to COVID-19.

“Effective Time” shall mean 11:59 p.m. (Pacific time) on the day prior to the Closing Date.

“Environmental Condition” shall mean a condition resulting from the release of a Regulated Substance into the environment on, in, under or within any property, but does not include the presence of a Regulated Substance in locations and at concentrations that are naturally occurring.

“Environmental Laws” shall mean any Law relating to the pollution or protection of the environment, public health and safety, and natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Regulated Substances.

“Environmental Liabilities” shall mean the following Liabilities arising under any Environmental Law or related to or arising out of any Environmental Condition: (a) any duty imposed by a breach or violation of any Environmental Law; (b) any Remedial Action required by Environmental Law; (c) any bodily injury, property damage or other Liabilities of any other Person arising from any Environmental Condition; or (d) any injury to, destruction of or loss of natural resources, or costs of any natural resource damage assessments arising from any Environmental Condition.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” shall mean, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or under Section 414 of the Code.

“Estimated STT” shall mean an amount equal to the Securities Transaction Tax imposed at a rate equal to 0.43% (or, if modified after the date hereof pursuant to applicable Law, such other percentage) of the Closing Purchase Price.

“Estimated Working Capital” shall mean the estimated amount of Working Capital set forth in the Estimated Closing Statement.

“Estimated Working Capital Adjustment Amount” shall mean an amount, which may be a positive or negative number, equal to (a) the Estimated Working Capital, minus (b) the Target Working Capital.

“Final STT” shall mean an amount equal to the Securities Transaction Tax imposed at a rate of 0.43% (or, if modified after the date hereof pursuant to applicable Law, such other percentage) of the Final Purchase Price.

“Final Working Capital” shall mean the amount of Working Capital set forth in the Final Closing Statement.

“Final Working Capital Adjustment Amount” shall mean an amount, which may be a positive or negative number, equal to (a) the Final Working Capital, minus (b) the Target Working Capital.

“Former Business Employee” shall mean each former employee of the Company who separated from employment from the Company prior to the Closing.

“GAAP” shall mean Korean generally accepted accounting principles for non-public entities.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, any applicable stock exchanges or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Income Tax” means any Tax that is imposed on or measured by net income, including franchise Taxes.

“Indebtedness” of a Person shall mean, without duplication, in each case calculated in accordance with GAAP: (a) any indebtedness for borrowed money of such Person, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than letters of credit, surety bonds or bank guarantees), notes, debentures or similar instruments, in each case excluding capitalized debt issuance costs; (b) any obligations of such Person in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder; (c) all obligations of such Person for the payment of deferred purchase price of, or a contingent payment for, property, goods or services, including any deferred acquisition purchase price or “earn-out” agreements (but, in each case, excluding trade accounts payable arising in the Ordinary Course of Business); (d) obligations of such Person classified as capitalized finance or capital leases; (e) net obligations of such Person with respect to derivative financial instruments, interest rate swaps, collars, caps, hedging and other derivative and similar arrangements (which, for the avoidance of doubt, may be a positive or negative number); (f) any obligations in respect of dividends declared or other similar distributions payable to Parent Group; (g) with respect to the Company, the aggregate value (measured as of the grant date thereof in accordance with the methodology specified in Section 6.4(c)) of the Replacement Awards payable immediately after the Closing pursuant to Section 6.4(c) and (h) all guarantees or other contingent obligations by such Person of the obligations of other Persons of the type referred to in clauses (a) through (g) above; (j) the Pre-Closing Taxes; and (k) Transaction Expenses; provided, that, if the NewCo Transfer occurs in accordance with Section 5.18, Indebtedness shall not include any intercompany indebtedness among NewCo and eBay Korea LLC.

“Intellectual Property Rights” shall mean any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin (“Marks”); (c) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services (“Internet Properties”); (d) copyrights, copyrightable subject matter and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, inventions, data, databases and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“IRS” shall mean the U.S. Internal Revenue Service.

“KakaoBank Share Purchase Agreement” shall mean that certain share purchase agreement by and between the Company and Parent relating to the transfer of KakaoBank, the form of which has been provided to Purchaser prior to the date hereof, as it may be entered into after the date hereof and amended, modified or supplemented from time to time by Parent and the Company prior to the Closing, as long as any such amendment, modification or supplement does not adversely impact Purchaser.

“Knowledge of Parent” shall mean the actual knowledge of the Persons listed on Section 1.1(c) of the Parent Disclosure Schedule.

“Knowledge of Purchaser” shall mean the actual knowledge of the Persons listed on Section 1.1(d) of the Purchaser Disclosure Schedule.

“Korea” shall mean the Republic of Korea.

“Korean IFRS” means the Korean International Financial Reporting Standards as in effect from time to time.

“Korean Tax Authority” shall mean any Governmental Entity or other authority competent to impose, assess or enforce any liability to Tax in Korea.

“KRW” shall mean the lawful currency of Korea.

“Law” shall mean any federal, state, local, foreign or supranational law, statute, regulation, ordinance, rule, Order or decree by any Governmental Entity.

“Liability” shall mean all Indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Licensee Party” shall mean the Parent Licensees or Company Licensee, as applicable, in its capacity as the licensee of the rights or licenses granted to it pursuant to Section 5.20.

“Licensor Party” shall mean the Parent Licensors or Company Licensor, as applicable, in its capacity as the licensor or grantor of any rights or licenses granted by it pursuant to Section 5.20.

“Liens” shall mean all liens, pledges, charges, easements, mortgages, transfer restrictions, security interests or other encumbrances.

“Losses” shall mean all losses, damages, penalties, Liabilities, fines, costs and expenses (including reasonable attorney’s fees), actually incurred or suffered by a Parent Indemnified Party or a Purchaser Indemnified Party, as applicable, in each case excluding the items set forth in Section 10.7.

“Minimum Cash Amount” shall mean Statutory Reserve Cash plus KRW 10,000,000,000.

“Net Indebtedness” shall mean an amount, which may be positive or negative, equal to (a) the aggregate Indebtedness of the Company (other than Indebtedness which is repaid, redeemed, released, terminated or discharged by the Company substantially simultaneously with the Effective Time or Indebtedness incurred by Purchaser and its Affiliates at the Closing) minus (b) the aggregate Cash of the Company (other than Cash which is used to repay, redeem, release, terminate or otherwise discharge any Indebtedness of the Company substantially simultaneously with the Effective Time), in each case as of the Effective Time.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary course of business of the Company, consistent in all material respects with its past practice; provided that any action taken, or omitted to be taken, by the Company pursuant to any Covid-19 Measures prior to the date of this Agreement (or, following consultation with Purchaser, after the date of this Agreement) shall be deemed to be in the Ordinary Course of Business.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, stockholders agreements and all other organizational documents of such Person; provided that, as of and following the Closing, the Organizational Documents of the Company shall be deemed to include Retained Interest Term Sheet and the Equityholders Agreement.

“Overhead and Shared Services” shall mean the ancillary or corporate shared services that are furnished by or on behalf of Parent or any of its Subsidiaries to both the Business and any other business of Parent or its Subsidiaries listed in Section 1.1(e) of the Parent Disclosure Schedule.

“Parent Group” shall mean Parent and its Subsidiaries (other than the Company).

“Parent Licensed Other IP” shall mean Intellectual Property Rights (other than Patents, Marks and Internet Properties) that are (a) owned by Parent or its Subsidiaries as of the Closing Date, (b) not included in the Business Intellectual Property and (c) practiced, used or exploited by, or absent a license thereto or ownership thereof, would be infringed by, the operation of the Business as of the Closing Date.

“Parent Licensed Patents” shall mean the Patents owned by Parent or its Subsidiaries as of the Closing Date that are practiced by or, absent a license thereto of the scope granted under Section 5.20 or ownership thereof, would be infringed by, the operation of the Business as of the Closing Date.

“Parent Names” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of any member of the Parent Group or the Company using or containing “eBay,” either alone or in combination with other words or elements, and all names, marks, trade dress, logos, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens and Liens of mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business or that are being contested in good faith by appropriate Actions, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (c) Liens for Taxes, assessments or other governmental charges or levies that are not due or payable or that are being contested in good faith by appropriate Actions or that may thereafter be paid without material penalty, (d) Liens disclosed on or reflected in the Business Financial Statements, (e) Liens or other defects or imperfections of title that do not materially interfere with the ordinary conduct of the Business as a whole, (f) leases, subleases and similar agreements with respect to the Business Leased Real Property that are not material to the Company and the Business, (g) Liens listed in the applicable title insurance policies, and any easements, covenants, rights-of-way, restrictions of record and other similar charges, in each case, not materially interfering with the ordinary conduct of the Business, (h) any conditions that would be shown by a current, accurate survey or physical inspection of any Business Leased Real Property, (i) zoning, building and other similar restrictions, (j) Liens that have been placed by any developer, landlord or other third party on property owned by third parties over which the Company has easement rights and subordination or similar agreements relating thereto, not materially interfering with the ordinary conduct of the Business as a whole, (k) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (l) Liens not created by Parent or any of its Subsidiaries that affect the underlying fee interest of any Business Leased Real Property, (m) Liens created under federal, state or foreign securities Laws, (n) Liens affecting the assets or property of the Business that are discharged at or prior to the Closing, (o) licenses or other rights granted to Intellectual Property Rights, (p) Liens created by Purchaser or its Affiliates from and after the Closing and (q) such other Liens that do not materially impair the existing use of the assets or property of the Business.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Data” shall mean any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy Legal Requirement.

“Pre-Closing Taxes” shall mean without duplication, an amount equal to (i) the current Income Tax liabilities of the Company (including, for the avoidance of doubt, any such current Income Tax liabilities arising as a result of the transfer of the Company’s interests in KakaoBank Corp.), minus (ii) the current Income Tax assets of the Company (including, for the avoidance of doubt, any such current Income Tax assets arising as a result of the transfer of the Company’s interests in KakaoBank Corp.), in each case, to the extent such Income Tax liabilities (or Income Tax assets) have been accrued as of the Closing Date in accordance with GAAP and the Accounting Principles (excluding, for the avoidance of doubt, any assets and liabilities in respect of deferred Taxes). For the avoidance of doubt and notwithstanding anything else to the contrary in this definition, the calculation of Pre-Closing Taxes shall not take into account any actions taken by Purchaser or any of its Affiliates (including the Company) after the Closing.

“Privacy Legal Requirement” shall mean all Laws that pertain to privacy or the processing of Personal Data which are applicable to the Business or the Company.

“Purchaser Material Adverse Effect” shall mean, as applied to Purchaser, any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Purchaser to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Purchaser Ownership Percentage” shall mean 80.01%.

“Regulated Substance” shall mean any (a) substance defined as “hazardous,” “toxic,” “radioactive,” a “contaminant,” a “pollutant” or words of similar import by any Environmental Law, (b) gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product, (c) regulated asbestos, and (d) polychlorinated biphenyls, methane or radon.

“Regulatory Laws” shall mean any United States federal, state, foreign or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade and any investment laws relating to foreign ownership, including but not limited to the Monopoly Regulation and Fair Trade Law of Korea, as amended and the Foreign Exchange Transactions Act of Korea, as amended.

“Remedial Action” shall mean any and all actions to (a) investigate, clean up, remediate, remove, treat, monitor, contain or in any other way address any Regulated Substance in the environment, (b) prevent the release or threat of release or minimize the further release of a Regulated Substance so it does not migrate or endanger public health or welfare or the environment, and (c) perform pre-remedial studies and investigations and post-remedial monitoring, maintenance and care.

“Retained Businesses” shall mean the businesses of the Parent Group and its Affiliates (other than the Business).

“Retained Interest” shall mean 19.99% of the equity interests of the Sold Company.

“Retained Technology” shall mean any and all Technology used in or held for use in the operation of the Retained Business, including any know-how or knowledge of any employees of the Retained Business.

“Sanctioned Jurisdiction” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimean Peninsula, Cuba, Iran, North Korea or Syria).

“Sanctioned Person” shall mean any Person that is the target of Sanctions, including, (a) any Person listed in the lists of sanctioned Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or other Governmental Entity in any other jurisdictions in which the Company or Purchaser and its Affiliates, as applicable, operate, (b) any Person organized or resident in a Sanctioned Jurisdiction or (c) any Person directly or indirectly owned, fifty percent (50%) or more, or controlled by any Person or Persons described in the foregoing clauses (a) and (b).

“Sanction(s)” shall mean economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced by the U.S. government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury or other Governmental Entity in any other jurisdictions in which the Company or Purchaser and its Affiliates, as applicable, operate.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Transaction Tax” shall mean the securities transaction Tax imposed in respect of the Sale under the Securities Transaction Tax Act of Korea, as amended.

“Seller Benefit Plan” shall mean each Benefit Plan that is not a Company Benefit Plan.

“Specially Related Party” shall mean any Person who is prescribed to be a “specially related person” under Article 2(1)(iii) of the International Tax Coordination Law.

“Statutory Reserve Cash” shall mean the amount of cash or cash equivalents required to be held by the Company in accordance with the Electronic Financial Transaction Act of Korea, as amended. For illustrative purposes only, Exhibit B sets forth a sample calculation of Statutory Reserve Cash as of March 31, 2021.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member; provided that, from and after the Closing, the Company shall not be considered a Subsidiary of any member of the Parent Group.

“Target Working Capital” shall mean negative KRW 31,000,000,000.

“Tax” shall mean any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other duty, assessment or governmental charge, together with all interest and penalties imposed with respect to such amounts.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any taxing authority.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement required to be filed with any taxing authority relating to Taxes, including any amendment thereof.

“Technology” shall mean embodiments of Intellectual Property Rights, including documentation, materials, data, databases, Software, and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, designs, formulae, recipes or other technical information.

“Termination Fee” shall mean the Antitrust Termination Fee and/or the Purchaser Termination Fee, as applicable.

“Transaction Expenses” shall mean all out-of-pocket fees and expenses payable to third parties (other than Business employees) (including any legal, financial, tax and other advisory fees) incurred by the Company at or prior to the Closing which the Parent or Seller (on behalf of the Company) or the Company has agreed to pay or is otherwise liable for in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements, and the performance and consummation of the transactions contemplated hereby and thereby and not in the Ordinary Course of Business, in each case to the extent not been paid prior to the Effective Time; provided that any fees, commissions, costs, payments or expenses to any advisors or other third parties engaged by Purchaser or its Affiliates (other than the Company), shall not constitute Transaction Expenses.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing substantially in the form of Exhibit A hereto.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

“Working Capital” shall mean (a) the current assets of the Business, as of the Effective Time, that are included in the line item categories of current assets specifically identified in Exhibit B reduced by (b) the current liabilities of the Business, as of the Effective Time, that are included in the line item categories of current liabilities specifically identified in Exhibit B, in each case, without duplication and without giving effect to the Sale, and calculated in accordance with the Accounting Principles; provided that in no event shall “Working Capital” include (i) any amounts to the extent included in Indebtedness or Cash, (ii) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts which are (A) between NewCo and eBay Korea LLC (in the event the NewCo Transfer occurs) or (B) to be settled or eliminated at or prior to the Closing pursuant to Section 5.7 or Section 5.8, (iii) amounts to the extent included in or of the Retained Business or (iv) Liabilities or payments that are expressly required to be paid at or following the Closing by Parent or any of its Affiliates pursuant to this Agreement; provided, further, that in no event shall “Working Capital” include any amounts with respect to current Income Tax assets or current Income Tax liabilities or deferred Tax assets or deferred Tax liabilities.

Section 1.2            Other Definition. The following terms shall have the meanings defined in the Section indicated:

Term	Section

Accounting Principles	2.4(b)
Acquisition Transaction	5.13(d)
Agreement	Preamble
Allocation	7.1(a)
Annual Cash Bonus	6.4(a)
Annual Cash Bonus Plan	6.4(a)
Antitrust Termination Fee	9.3(b)(ii)
Bank Secrecy Act	1.1
Bankruptcy Code	5.20(i)
Base Purchase Price	2.2
Business Financial Statements	3.5(a)
Business Leased Real Property	3.13(b)
Business Material Contracts	3.16(a)
Business Real Property Lease	3.13(b)
Capital Gains Tax Exemption	7.6(b)
Chosen Courts	11.3(a)
Closing	2.1
Closing Adjustments	2.2
Closing Date	2.3(a)
Closing Payment	2.2
Closing Purchase Price	2.2
Collection Fees and Expenses	9.3(c)
Company Guarantees	5.9(b)
Company Licensee	5.20(a)
Company Licensor	5.20(b)
Company Permits	3.10
Competing Business	5.13(c)
Copyrights	1.1
Corporate Conversion	5.18(b)
Corporate Names	5.12(a)
Covered Tax Proceeding	7.8(a)
Current Representation	11.12(a)
D&O Indemnitees	5.17(a)
D&O Policy	5.17(b)
Deductible	10.3(b)(i)

Delivery Date	7.6(b)
Designated Person	11.12(a)
Divested Entity	5.20(h)(ii)
e-mail	11.7
Enforceability Exceptions	3.3
Equityholders Agreement	5.22
Estimated Closing Statement	2.4(a)
Exemption Documentation	7.6(b)
Final Closing Statement	2.6(c)
Final Purchase Price	2.7
Financing Amounts	4.7
Guarantee Indemnified Party	5.9(b), 5.9(a)
Guarantees	5.9(b)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Internet Properties	1.1
KakaoBank True-Up Payment	5.21
Last Balance Sheet Date	3.5(b)
Legal Restraints	8.1(b)
Managers	5.19(a)
Marks	1.1
Naver	4.4
NewCo	5.18(b)
NewCo Transfer	5.18(b)
Notice of Disagreement	2.6(a)
Other Real Property	3.13(b)
Outside Date	9.1(b)(i)
Overall Cap	10.2(c)
Parent	Preamble
Parent Disclosure Schedule	Article III
Parent Guarantees	5.9(a)
Parent Indemnified Parties	10.3(a)
Parent Licensees	5.20(b)
Parent Licensors	5.20(a)
Parent Releasees	11.14(a)
Parent True-Up Payment	5.21
Parties	Preamble
Party	Preamble
Patents	1.1
Post-Closing Adjustment	2.7
Post-Closing Representation	11.12(a)
Pre-Closing Actions	5.18(a)
Pre-Closing Period	5.15
Purchaser	Preamble

Purchaser Disclosure Schedule	Article IV
Purchaser Fundamental Representations	8.3(a)
Purchaser Guarantor	Preamble
Purchaser Indemnified Parties	10.2(a)
Purchaser Releasees	11.14(b)
Purchaser Termination Fee	9.3(b)(i)
Purchaser True-Up Payment	5.21
R&W Insurance Policy	5.16
RATI	7.8(b)(i)
Refund Amount	7.8(d)
Registered Business Intellectual Property	3.17(a)
Regulatory Action	5.3(d)
Replacement Awards	6.4(c)
Required Approval	8.1(a)
Resignation Letter	5.19(a)
Resolution Period	2.6(b)
Retention Agreements	6.5(a)
Retention Payments	6.5(a)
Sale	2.1
Section 245A Election	7.2(b)
Section 338(g) Election	7.2(b)
Seller	Preamble
Sensitive Business Information	5.2(b)
Sensitive Retained Businesses Information	5.2(c)
Sold Company	Recitals
Sold Securities	Recitals
STT Adjustment	2.7
Tax Assessment Amount	7.8(b)(ii)
Tax Notice	7.8(a)
Third Party Claim	10.4(a)
Third Party Consents	5.5
Trade Secrets	1.1
Transferred Business Employee	6.1
Unvested Parent Awards	6.4(c)

Article II

THE SALE

Section 2.1            Sale and Purchase of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Parent shall cause Seller to, and Seller shall, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, the Sold Securities (the “Sale”), free and clear of all Liens, other than (i) any restrictions on transfer imposed by federal, state or local securities Laws or the Retained Interest Term Sheet and the Equityholders Agreement, (ii) any Liens created by or through Purchaser or any of its Affiliates or (iii) Liens that will be released at or prior to the Closing.

Section 2.2            Closing Payment. In consideration for the Sold Securities, at the Closing, Purchaser shall deliver to Seller (or, at Seller’s election notified by Seller to Purchaser at least five (5) Business Days prior to the Closing Date, an Approved Recipient) in cash, an aggregate amount equal to (a) KRW 3,440,430,000,000 (the “Base Purchase Price”); plus (b)(i) the Purchaser Ownership Percentage multiplied by (ii)(x) the Estimated Working Capital Adjustment Amount; minus (y) the amount, which may be a positive or negative number, if any, of Net Indebtedness set forth in the Estimated Closing Statement (the amounts set forth in (b) collectively, the “Closing Adjustments”, and the Base Purchase Price as adjusted by the Closing Adjustments, the “Closing Purchase Price”); minus (c)(i) the Estimated STT; minus (ii) subject to Section 7.6, Capital Gains Tax (the Closing Purchase Price as adjusted by the amounts set forth in (c)(i) and (c)(ii), the “Closing Payment”).

Section 2.3            Closing.

(a)          The Closing shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 7:00 a.m., Seoul time, on the date that is ten (10) Business Days after the date on which all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Parent and Purchaser. The date on which the Closing occurs is referred to as the “Closing Date.” For all purposes under this Agreement and each other Ancillary Agreement, (x) all matters at the Closing will be considered to take place simultaneously and (y) the Closing shall be deemed effective as of the Effective Time.

(b)          At the Closing:

(i)            Parent or Seller, as applicable, shall:

(A)             deliver to Purchaser a certified copy of the unitholders’ register (or the applicable equivalent register) of the Sold Company duly executed by the Sold Company evidencing Purchaser’s ownership of the Sold Securities and registered ownership of such Securities as of the Closing Date;

(B)              subject to Section 5.19(a), deliver to Purchaser (1) original copies of the resignations of the Managers of the Company who will resign from their positions in accordance with Section 5.19(a) (including certificates of seal impression and other documents needed to register the resignations) or (2) original copies of the written resolution of the sole unitholder (or the applicable equivalent equityholder, as the case may be) of the Company removing the Managers from their respective positions in the Company;

(C)              deliver to Purchaser a copy of the written resolution of the sole unitholder (or the applicable equivalent instrument, as the case may be) of the Sold Company as set forth in Section 5.19(b);

(D)             deliver to Purchaser a certified copy of the resolution of the board of managers or other equivalent authorized body of Seller authorizing the execution, delivery and performance of this Agreement;

(E)              deliver to Purchaser the certificate required to be delivered pursuant to Section 8.2(c); and

(F)               deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements to which any member of the Parent Group or the Company is a party.

(ii)           Purchaser shall:

(A)             deliver to Seller (or, at Seller’s election notified by Seller to Purchaser at least five (5) Business Days prior to the Closing Date, an Approved Recipient) by wire transfer, to an account or accounts designated by Seller no less than five (5) Business Days prior to the Closing, immediately available funds in an aggregate amount equal to the Closing Payment;

(B)              deliver to Parent the certificate required to be delivered pursuant to Section 8.3(c); and

(C)              deliver to Parent a duly executed counterpart to each of the Ancillary Agreements to which Purchaser or any of its Affiliates (excluding the Company) is a party.

Section 2.4            Closing Adjustments.

(a)          Not less than seven (7) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser with a good faith estimate of each of (i) Working Capital, (ii) Cash and (iii) Indebtedness, in each case as of the Effective Time (the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (x) Parent’s determination of the Closing Adjustments, the Closing Purchase Price and the Closing Payment after giving effect to the Closing Adjustments and (y) the account or accounts to which Purchaser shall transfer the Closing Payment pursuant to Section 2.3.

(b)          The Estimated Closing Statement shall be prepared in good faith in accordance with the Accounting Principles attached as Exhibit B hereto (the “Accounting Principles”), applied consistently with their application in connection with the preparation of the Business Financial Statements. For illustrative purposes only, Exhibit B sets forth a sample calculation of Working Capital, Cash and Indebtedness.

Section 2.5            Post-Closing Statements.

(a)          Within ninety (90) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Parent a statement of (i) Working Capital, (ii) Cash and (iii) Indebtedness, in each case as of the Effective Time (the “Initial Closing Statement”), together with supporting documentation and calculations thereto. The Initial Closing Statement shall be prepared in good faith in accordance with the Accounting Principles, applied consistently with their application in connection with the preparation of the Business Financial Statements.

(b)          Following the Closing through the date that the Initial Closing Statement has become final and binding in accordance with Section 2.6(c), Parent and its Affiliates and representatives shall be permitted to access and review the books, records and work papers of the Company and Purchaser that are reasonably related to the calculations of Working Capital and Net Indebtedness, and Purchaser shall, and shall cause its Subsidiaries (including the Company) and its and their respective employees, accountants and other representatives to, cooperate with and assist Parent and its Affiliates and representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours.

(c)          Purchaser agrees that, following the Closing through the date that the Initial Closing Statement becomes final and binding in accordance with Section 2.6(c), it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Business Financial Statements or the Initial Closing Statement are based, or on which the Final Closing Statement is to be based, that are inconsistent with the Accounting Principles or that would impede or delay the determination of the amount of Working Capital or Net Indebtedness or the preparation of any Notice of Disagreement or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement.

(d)          The Estimated Closing Statement, the Initial Closing Statement and the Final Closing Statement, and the calculation of Working Capital, Net Indebtedness, Indebtedness and Cash and the amounts included in the calculations thereof, shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; and (ii) be based on facts and circumstances as they exist up to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing.

Section 2.6            Reconciliation of Initial Closing Statement.

(a)          Parent shall notify Purchaser in writing no later than sixty (60) days after Parent’s receipt of the Initial Closing Statement if Parent disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement (a “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such sixty (60) day period, then the Initial Closing Statement shall become final and binding upon the Parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Purchaser within such sixty (60) day period, then only such portions of the Initial Closing Statement that Parent does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the Parties in accordance with Section 2.6(c).

(b)           During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Parent and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c)            If, at the end of the Resolution Period, Parent and Purchaser have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Parent and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to Deloitte Touche Tohmatsu Limited or, if such firm is unwilling or unable to fulfill such role, (i) another independent certified public accounting firm of national reputation mutually acceptable to Parent and Purchaser or (ii) if Parent and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Parent and Purchaser shall each select one (1) such firm and those two (2) firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (the firm selected in accordance with this sentence, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and based solely on the written submissions of the Parties, binding on the Parties, of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that the Parties have submitted to the Independent Accounting Firm. With respect to each disputed matter, such determination, if not in accordance with the position of either Parent or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. The Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any acts, decisions or events occurring after the Closing. The Initial Closing Statement as finally determined either through agreement of the Parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c) shall be the “Final Closing Statement.”

(d)           All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Parent on the one hand, and Purchaser on the other hand. During the review by the Independent Accounting Firm, each of Purchaser and Parent shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Company) and its and their respective employees, accountants and other representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c); provided that the accountants of Parent or Purchaser shall not be obligated to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such Independent Accounting Firm has signed a customary agreement relating to such access to work papers. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator.

(e)            The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of the Parties and their respective Affiliates for any disputes related to the Closing Adjustments, the Post-Closing Adjustment, and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement.

Section 2.7            Post-Closing Adjustment. The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (I) the Purchaser Ownership Percentage multiplied by (II) (a) (i) the Final Working Capital Adjustment Amount minus (ii) the Estimated Working Capital Adjustment Amount, plus (b) (i) the amount of Net Indebtedness set forth in the Estimated Closing Statement minus (ii) the amount of Net Indebtedness set forth in the Final Closing Statement. Any component of clause (II) set forth in the preceding sentence may be either a positive or a negative amount. If the Post-Closing Adjustment is a positive amount, then Purchaser (and in no event the Company) shall pay in cash to Seller (or one or more Approved Recipients) an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Parent (or an Affiliate designated by Parent) shall pay in cash to Purchaser (and in no event the Company) an amount equal to the absolute value of the amount of the Post-Closing Adjustment. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” The “STT Adjustment” may be either a positive or negative amount, and shall be equal to (x) the Estimated STT minus (y) the Final STT. If the STT Adjustment is a positive amount, then Purchaser (but in no event the Company) shall pay in cash to Seller (or one or more Approved Recipients) an amount equal to the STT Adjustment. If the STT Adjustment is a negative amount, then Parent (or an Affiliate designated by Parent) shall pay in cash to Purchaser (but in no event the Company) an amount equal to the absolute value of the amount of the STT Adjustment. Any payment pursuant to this Section 2.7 with respect to the Post-Closing Adjustment shall be offset against any payment pursuant to this Section 2.7 with respect to the STT Adjustment, such that a single payment is made in respect of all amounts payable pursuant to this Section 2.7, which single payment shall be made by wire transfer of immediately available funds within ten (10) Business Days after the determination of the Final Closing Statement to an account designated in writing by the Party entitled to the payment within five (5) Business Days after the determination of the Final Closing Statement.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in, or qualified by any matter set forth in, the disclosure schedule delivered to Purchaser prior to or concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Parent hereby represents and warrants to Purchaser as follows:

Section 3.1            Organization and Qualification. Each of Parent, Seller and the Company is a corporation or other legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to be material to the Business and the Company, taken as a whole. The Company has all requisite corporate or other organizational power and authority to own, lease, use and operate its properties and to carry on its businesses as now being conducted and is qualified to do business and is in good standing (or the equivalent thereof) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to be material to the Business and the Company, taken as a whole.

Section 3.2            Capitalization of the Sold Company. The Sold Securities constitute the Purchaser Ownership Percentage of the issued and outstanding capital stock and other equity interests of the Sold Company. The Sold Securities are duly authorized, validly issued, fully paid and nonassessable and owned by Seller, free and clear of all Liens (other than (i) any restrictions on transfer imposed by federal, state or local securities Laws or the Retained Interest Term Sheet and the Equityholders Agreement, (ii) any Liens created by or through Purchaser or any of its Affiliates or (iii) Liens that will be released at or prior to the Closing). Except for the Sold Securities and the Retained Interest, there are no limited liability company interests or other equity interests of the Sold Company issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, profits interests, redemption rights, performance shares, repurchase rights, voting rights, contingent value rights, “phantom share”, convertible, exercisable, or exchangeable securities or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other equity interests of, or other ownership interest in the Sold Company or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, or any Contracts providing for the issuance (contingent or otherwise) of, any securities of the Sold Company, and no securities evidencing such rights are issued or outstanding. The Sold Company does not have any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the equityholders of the Sold Company on any matter. Upon the Closing, Purchaser will, directly or indirectly, own the Sold Securities and have good and valid title to all of the outstanding capital stock and other equity interests of the Sold Company, free and clear of all Liens (other than (x) any restrictions on transfer imposed by federal state or local securities Laws or the Retained Interest Term Sheet and the Equityholders Agreement, (y) any Liens created by or through Purchaser or any of its Affiliates or (z) Liens that will be released at or prior to the Closing). Subject to Section 5.18, other than the Sold Company’s equity interest in KakaoBank Corp., the Sold Company does not own any equity interest in any Person. If NewCo Transfer is completed prior to the Closing, at the Closing, (A) NewCo will hold all of the outstanding equity interests of eBay Korea LLC, free and clear of all Liens (other than (1) any restrictions on transfer imposed by federal state or local securities Laws or the Retained Interest Term Sheet and the Equityholders Agreement, (2) any Liens created by or through Purchaser or any of its Affiliates or (3) Liens that will be released at or prior to the Closing), (B) there will be no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, profits interests, redemption rights, performance shares, repurchase rights, voting rights, contingent value rights, “phantom share”, convertible, exercisable, or exchangeable securities or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other equity interests of, or other ownership interest in eBay Korea LLC or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, or any Contracts providing for the issuance (contingent or otherwise) of, any securities of eBay Korea LLC, and no securities evidencing such rights will be issued or outstanding, (C) eBay Korea LLC will not have any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the equityholders of eBay Korea LLC on any matter and (D) subject to Section 5.18, other than eBay Korea LLC’s equity interest in KakaoBank Corp., eBay Korea LLC will not own any equity interest in any Person.

Section 3.3            Authority Relative to this Agreement. Each of Parent and Seller has all necessary corporate or similar power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by each of Parent and Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid, legal and binding agreement of each of Parent and Seller, enforceable against each of Parent and Seller in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Enforceability Exceptions”). At the Closing, each member of the Parent Group will have all necessary corporate or similar power and authority to execute, deliver and perform each Ancillary Agreement to which it is a party in accordance with the terms thereof and each Ancillary Agreement executed and delivered by the member of the Parent Group party thereto will be duly and validly executed and delivered by such member of the Parent Group, and, assuming the due authorization, execution and delivery of each Ancillary Agreement by Purchaser or its applicable Affiliates, will constitute a valid, legal and binding agreement of the applicable members of the Parent Group, enforceable against them in accordance with the terms thereof, subject to the Enforceability Exceptions. No vote or other approval of the equityholders of Parent or Seller is required in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated by this Agreement or any Ancillary Agreement in accordance with the terms hereof or thereof, whether by reason of applicable Law, the Organizational Documents of Parent or Seller, the rules and requirements of any securities exchange, or otherwise.

Section 3.4            Consents and Approvals; No Violations.

(a)            No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or Seller for the execution, delivery and performance by Parent or Seller of this Agreement or by Parent or Seller of any Ancillary Agreement to which it is a party or the consummation by Parent or Seller of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, the Securities Act, the Securities Exchange Act of 1934, as amended, or applicable blue sky laws; (ii) compliance with any Permits relating to the Business; or (iii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure of which to make or obtain would not reasonably be expected to (x) prevent the consummation of the Sale or (y) be material to the Business and the Company, taken as a whole.

(b)           Assuming compliance with Section 3.4(a), neither the execution, delivery and performance of this Agreement by Parent or Seller or any Ancillary Agreement by Parent or Seller to which it is a party, nor the consummation by Parent or Seller of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach or violation of any provision of the respective Organizational Documents of Parent, Seller or the Company, (ii) result in a breach or violation of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration adverse to the Company under any Business Material Contract, (iii) result in the creation or imposition of any Lien upon any of the assets or properties of the Company other than Permitted Liens, or (iv) conflict with or violate any Law applicable to the Company, Parent or Seller or any of the Company’s properties or assets, except, in the case of clause (ii), clause (iii) or clause (iv), as would not reasonably be expected to (x) prevent or materially delay the consummation of the Sale or (y) be material to the Business and the Company, taken as a whole.

Section 3.5            Financial Statements; Liabilities.

(a)            Section 3.5(a) of the Parent Disclosure Schedule sets forth: the audited statements of profit or loss, changes in equity and cash flows of eBay Korea LLC for the years ended December 31, 2020, 2019 and 2018 and the audited balance sheet of eBay Korea LLC as of December 31, 2020, 2019 and 2018 (collectively, the “Business Financial Statements”). The Business Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods involved, except as otherwise noted therein and (ii) present fairly, in all material respects, the financial position and the results of operations of the Business, in the aggregate, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and subject to normal and recurring year-end adjustments; provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (x) the Business has not operated on a separate standalone basis and has historically been reported within Parent’s combined financial statements, (y) the Business Financial Statements assume certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis, and (z) the Business Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the Business or the Company will be in the future.

(b)           There are no liabilities or obligations of eBay Korea LLC of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company, other than those that (i) are reflected or reserved against on the Business Financial Statements (or described in the notes thereto) or reflected in the determination of Working Capital or Net Indebtedness; (ii) have been incurred in the Ordinary Course of Business since December 31, 2020 (the “Last Balance Sheet Date”); (iii) are incurred in connection with the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement, the Ancillary Agreements or the Sale; (iv) have been (or will be prior to the Closing) discharged or paid off; or (v) would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.6            Absence of Certain Changes or Events. Except as contemplated by this Agreement, (a) since the Last Balance Sheet Date and through the date of this Agreement, the Business has been operated in the Ordinary Course of Business in all material respects, except relating to the COVID-19 pandemic or the impact thereof and no action has been taken which, if taken after the date hereof, would be prohibited by Section 5.4(a)(C), Section 5.4(a)(D), Section 5.4(a)(E), Section 5.4(a)(G), Section 5.4(a)(I) or Section 5.4(a)(P) (to the extent Section 5.4(a)(P) relates to the foregoing sections) and (b) since the Last Balance Sheet Date, there has not occurred any event, circumstance, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.7            Books and Records. Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, the Company maintains, in accordance with applicable accounting and commercially reasonable business practices and all legal requirements files, documents, instruments, papers and other books and records relating to the business of the Company.

Section 3.8            Litigation. As of the date of this Agreement, except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, (a) there is no Action pending or, to the Knowledge of Parent, threatened, against the Company, or arising out of or relating to the Business and (b) neither the Company, nor any member of the Parent Group solely with respect to the Business, is subject to any outstanding Order.

Section 3.9            Compliance with Laws.

(a)            Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, since the date that is two (2) years prior to the date hereof, (i) the Company is, and has been , in compliance with all Laws and Orders applicable to it or to the conduct or operation of the Business, (ii) no event has occurred, and there is no circumstance, that (with or without notice or lapse of time) may constitute or result in a violation of any Law by the Company, (iii) the Company has not been found by a Governmental Entity to be in violation of any Laws or Orders issued by a Governmental Entity applicable to the conduct of the Business and (iv) neither Parent nor any of its Subsidiaries has received any written notice alleging any such violation by the Company or other member of the Parent Group with respect to the Business. To the Knowledge of Parent, no Governmental Entity is currently conducting any investigation, inquiry, audit or review against the Company or relating to the Business, except as would not reasonably be expected to be material to the Business and the Company, taken as a whole.

(b)           Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, since the date that is two (2) years prior to the date hereof, (i) the Company has not violated any Anticorruption Law, (ii) to the Knowledge of Parent, no director, officer, agent, employee, representative, consultant or other Person acting for or on behalf of the Company has violated any Anticorruption Law, and (iii) through the date hereof, Parent or any of its Subsidiaries has not received any written notice alleging any such violation by the Company of any Anticorruption Law.

(c)            Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole:

(i)            for the past five (5) years, the Company and its directors, officers, employees and, to the Knowledge of Parent, agents and Affiliates have been in compliance with Sanctions and Anti-Money Laundering Laws;

(ii)           neither the Company nor any of its directors, officers, employees, agents or Affiliates is a Sanctioned Person;

(iii)          in the past five (5) years, none of the Company, nor any of its directors, officers or employees has engaged in any transactions, business or financial dealings with, or directly or indirectly involving, a Sanctioned Jurisdiction or Sanctioned Person;

(iv)          the Company has in place controls and systems reasonably designed to ensure compliance by it and its directors, officers, employees and agents with Sanctions and Anti-Money Laundering Laws in each of the jurisdictions in which the Business is conducted; and

(v)           there are no pending or, to the Knowledge of Parent, threatened claims or legal action against, or investigations by any Governmental Entity of, the Company, nor are there any judgments imposed (or, to the Knowledge of Parent, threatened to be imposed) upon any of them by or before any Governmental Entity, in each case, in connection with any alleged violation of Sanctions or Anti-Money Laundering Laws.

Section 3.10           Permits. Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, (i) the Company holds all Permits necessary for the conduct of the Business as conducted on the date hereof (the “Company Permits”), (ii) the Company is in compliance with the terms of each Company Permit and (iii) each Company Permit is valid, subsisting and in full force and effect and has not been revoked, suspended, cancelled, rescinded or terminated.

Section 3.11           Employee Benefit Plans; Employees; Labor Matters.

(a)            Section 3.11(a) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each material Seller Benefit Plan and each Company Benefit Plan, in each case, that provides health, welfare or retirement benefits to Business Employees. On or prior to the date hereof, Parent has made available to Purchaser a copy of (i) the applicable plan or governing document for each Benefit Plan listed in Section 3.11(a) of the Parent Disclosure Schedule, (ii) for each Company Benefit Plan listed in Section 3.11(a) of the Parent Disclosure Schedule, a copy of any related trust agreements, insurance contracts or other funding arrangements, and (iii) a copy of the current form of employment contract or offer letter in use with respect to Business Employees as of the date hereof.

(b)           Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, (i) each Company Benefit Plan has been maintained and operated in compliance with applicable Law and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or Tax Liability, (ii) all contributions or premiums required to be made by the Company or Parent or any of their Affiliates to any Company Benefit Plan have been timely made or accrued.

(c)            In the six (6) years prior to the date hereof, none of the Company or any of its ERISA Affiliates has maintained, sponsored or contributed to, or been required to maintain, sponsor or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Section 302 or Title IV of ERISA.

(d)           Except as required by applicable Laws, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other event) will (i) result in any material payment or benefit becoming due to any Business Employee or Former Business Employee under a Company Benefit Plan or otherwise from the Company, (ii) materially increase any payment or benefit to be paid or provided to any Business Employee or Former Business Employee under any Company Benefit Plan or otherwise from the Company, (iii) result in an acceleration of the time of payment, funding or vesting of any material payments or benefits to any Business Employee or Former Business Employee under any Company Benefit Plan or otherwise from the Company, or (iv) result in any breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(e)            Each employee of the Company is, as of immediately prior to the Closing, primarily employed in the Business. On or prior to the date hereof, Parent has made available to the Purchaser a true, accurate and complete list of all Business Employees (identified by title, department, and identification number) as of June 14, 2021.

(f)            Section 3.11(f) of the Parent Disclosure Schedule sets forth a list, as of the date of this Agreement, of each works council, labor union labor organization or other employee representative body representing any Business Employees in connection with their employment with the Company. A true, accurate and complete copy of each collective bargaining agreement, labor agreement or similar written agreement applicable to the Business Employees as of the date hereof has been provided to Purchaser prior to the date hereof.

(g)           To the Knowledge of Parent, (i) as of the date hereof, there is no organizational effort being made or threatened by, or on behalf of, any works council, labor union, labor organization or other employee representative body to organize any Business Employees, (ii) as of the date hereof, no demand for recognition of any Business Employees identified as of the date hereof has been made by, or on behalf of, any labor union, and (iii) during the two (2)-year period immediately prior to the date of this Agreement, there have been no material unfair labor practice charges, grievances, strikes, work stoppages, slowdowns, picketing, hand billing, lockouts or other labor disputes at the Business or against the Company.

(h)           Except as would not reasonably be expected to result in material Liability to the Business or the Company, taken as whole, during the two (2)-year period immediately prior to the date of this Agreement: (i) no current or former independent contractor of the Business has been misclassified or could be deemed to be misclassified as such by Parent, Seller or the Company pursuant to any applicable Law, (ii) no Business Employee or Former Business Employee has been misclassified or could be deemed to be misclassified as exempt from applicable minimum wage and overtime Laws, and (iii) each individual who is currently providing services to the Company through a third party service provider, or who previously provided services to the Company through a third party service provider, is not or was not an employee of the Company by virtue of providing services through such third party service provider.

(i)             To the Knowledge of Parent, as of the date hereof, no Business Employee is in material violation of any restrictive covenant in any agreement between the Company and such Business Employee or Former Business Employee.

(j)             Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, since the date that is two (2) years prior to the date hereof, (i) the Company has been in compliance in all material respects with all applicable Laws respecting employment and employment practices and (ii) there are no Actions pending or, to the Knowledge of Parent, threatened against the Company, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

Section 3.12           Material Assets. Except as would not reasonably be expected to be material to the Business or the Company, taken as whole, as of the Last Balance Sheet Date, the Company has (in the case of owned properties and assets) good and valid title to, or (in the case of leased assets) a valid leasehold interest in, all of the properties and assets, tangible or intangible, reflected in the Business Financial Statements as being owned by the Company, free and clear of all Liens, other than Permitted Liens, in good operating condition (normal wear and tear expected) and fit for use in the Ordinary Course of Business.

Section 3.13           Real Property.

(a)           The Company does not own any real property.

(b)           Section 3.13(b) of the Parent Disclosure Schedule sets forth a list, as of the date hereof, of the real property leased by the Company, in each case, as the lessee (the “Business Leased Real Property”), including with respect to each Business Leased Real Property, a description that is accurate in all material respects of the name of the parties thereto, the space demised, the lease expiration date, the base annual rent, any additional rent and any security deposit (any such lease, license or other occupancy agreement, individually, a “Business Real Property Lease”) and the real property otherwise occupied by the Company (“Other Real Property”). Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, (i) the Company, as applicable, has a leasehold or subleasehold interest in all Business Leased Real Property, free and clear of all Liens, except Permitted Liens and subject to the Enforceability Exceptions, (ii) neither the Company, nor, to the Knowledge of Parent, as of the date hereof, any other party thereto, is in breach of or default under any lease or sublease for the Business Leased Real Property or agreement applicable to Other Real Property, (iii) the Company has not, as of the date hereof, received any written notice from any lessor of any Business Leased Real Property of any breach of or default under any lease or sublease thereto by the Company (or with regards to Other Real Property, caused by the occupancy of the Company), which breach or default has not been cured and (iv) the Company has not subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Business Leased Real Property, except Permitted Liens or as set forth in Section 3.13(b) of the Parent Disclosure Schedule.

Section 3.14          Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (a) all Tax Returns required to be filed by, or with respect to, the Company have been timely filed (taking into account extensions) and all such Tax Returns are true and correct; (b) all Taxes required to be paid by the Company have been duly and timely paid or will be duly and timely paid by the due date thereof; (c) no Tax Proceeding with respect to any Taxes of the Company is pending or being threatened in writing; (d) the Company has not received any written notice of any claim from any taxing authority for deficiency for any amount of Tax that has not been satisfied by payment, settled or withdrawn; (e) there are no Liens relating to Taxes upon any assets of the Company other than Permitted Liens; (f) the Company has complied with all applicable Laws relating to the collection and withholding of Taxes, including in connection with income allocated to or amounts owing to any employee, independent contractor, agent, creditor, stockholder or other Persons; (g) in the last seven (7) years, no claim has been made in writing by a taxing authority, including the Korean Tax Authority, with respect to the Company in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; and (h) each Contract in effect at any time during the last seven (7) years between the Company, on the one hand, and an Affiliate or a Specially Related Party of the Company, on the other hand, was entered into on an arm’s length basis and in compliance with applicable Laws, in each case, in all material respects. Notwithstanding any other provisions of this Agreement, Purchaser acknowledges and agrees that no representation or warranty is made by Parent in this Agreement or any Ancillary Agreement in respect of Tax matters, other than the representations and warranties set forth in Section 3.12 and this Section 3.14, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.15          Environmental Matters.

(a)            The Company and the facilities and operations conducted at any real property owned, leased or operated by the Company are in compliance with applicable Environmental Laws and Business Environmental Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)           As of the date of this Agreement, except as would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) there is no Action pending or, to the Knowledge of Parent, threatened that asserts any actual or potential Environmental Liability relating to the Business, (ii) no outstanding Order has been issued or is otherwise in effect in relation to any Environmental Law, in each case relating to the Company or any real property currently owned, leased or operated by the Company and (iii) there are no facts or conditions which would be reasonably be expected to result in such Action or Order.

(c)            Notwithstanding any other provisions of this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 3.15 are the only representations and warranties given by Parent with respect to Environmental Conditions, Environmental Laws, Business Environmental Permits, Environmental Liabilities and Regulated Substances, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.16          Material Contracts.

(a)            Section 3.16(a) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a true, correct and complete list of the following Contracts (other than purchase or insertion orders, statements of work, invoices, Seller Benefit Plans, Company Benefit Plans and Contracts relating to the Retained Businesses) to which the Company or any other member of the Parent Group is party and by which the Company’s properties or assets are bound in each case with respect to the Business (the “Business Material Contracts”):

(i)            any material Contract for the procurement of goods or services relating primarily to the Business with the top ten (10) vendors or suppliers of the Business as measured by total amount invoiced to the Business in the year ended December 31, 2020, other than any such Contract that can be terminated on less than ninety (90) days’ notice without material monetary penalty;

(ii)           any Contract relating primarily to the Business with the top ten (10) customers of the Business as measured by total revenue to the Business in the year ended December 31, 2020, based on amounts received or receivable;

(iii)          any Contract containing any future capital expenditure obligations of the Company in excess of KRW 3,000,000,000;

(iv)          any joint venture or similar partnering agreement that is material to the Business and provides for co-investment between the Company and a third party;

(v)           any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or properties or otherwise) under which the Company has any remaining material obligation with respect to an “earn out”, contingent purchase price or similar contingent payment obligation;

(vi)          any Contract that (A) restricts or limits in a material respect the ability of the Company to compete in any business or with any Person or in any geographic area (in each case, other than non-exclusive, inbound licenses to Intellectual Property Rights that are subject to territorial limitations and covenants not to assert, sue or challenge), (B) contains material exclusivity obligations or restrictions binding on the Business or the Company, or (C) contains any material obligation that requires the Business or the Company to conduct any business on a “most favored nation” basis with any Person, in each case, other than Contracts containing customary non-solicitation and no-hire provisions entered into in the Ordinary Course of Business;

(vii)         other than licenses granted in the ordinary course, including in connection with the sale or licensing of any products or services, (A) any Contract material to the Business pursuant to which the Company licenses or is otherwise permitted by a third party to use any material Intellectual Property Rights (other than any “shrink wrap,” “commercially available software package” or “click through” license) or (B) any Contract material to the Business pursuant to which a third party licenses any material Business Intellectual Property (other than licenses granted in the Ordinary Course of Business, including in connection with the sale or licensing of any products or services), in each case of clauses (A) and (B) that involved aggregate payments by or to the Company in excess of KRW 3,000,000,000 in the year ended December 31, 2020;

(viii)        any Contract relating to or evidencing Indebtedness for borrowed money of the Company in excess of KRW 5,000,000,000 individually;

(ix)          any Business Real Property Lease that provides for payments in an amount in excess of KRW 1,000,000,000 during any twelve (12) month period, other than any such Contracts that have been terminated; and

(x)           any Contract that is a settlement, release or compromise agreement pursuant to which the Company (A) is required to pay after the date hereof consideration in excess of KRW 5,000,000,000 or (B) is subject to material ongoing obligations to any Governmental Entity.

(b)           As of the date hereof, except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, (i) Parent has made available to Purchaser a true, correct and complete copy of each Business Material Contract, together with all material amendments, modifications or supplements thereto, (ii) each Business Material Contract is a legal, valid and binding obligation of Parent or a Subsidiary thereof, as applicable, and, to the Knowledge of Parent, of each counterparty and is in full force and effect, in each case subject to the Enforceability Exceptions, (iii) neither Parent and its applicable Subsidiaries nor, to the Knowledge of Parent, any other party thereto, is in breach of, or in default under, any such Business Material Contract and (iv) no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Parent or any of its applicable Subsidiaries, or, to the Knowledge of Parent, any other party thereto.

Section 3.17          Intellectual Property.

(a)            Section 3.17(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all Patents, registered Marks, registered Copyrights and domain name registrations included in the Business Intellectual Property (the “Registered Business Intellectual Property”). The Registered Business Intellectual Property is solely owned by the Company or a member of the Parent Group, free and clear of all Liens, other than Permitted Liens. The Registered Business Intellectual Property is subsisting, and, to the Knowledge of Parent, not invalid or unenforceable.

(b)           Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole: (i) none of the Business Intellectual Property is subject to any Order that names the Company and that adversely affects the use by the Company of any Business Intellectual Property or the rights of the Company in any Business Intellectual Property; (ii) there is no opposition or cancellation Action pending against the Company concerning the ownership, validity or enforceability of any Business Intellectual Property (other than ordinary course proceedings related to the application for registration of any item of Business Intellectual Property); (iii) there is no infringement or misappropriation, or other violation by a third party, or any written allegation made by the Company thereof, of any Business Intellectual Property; and (iv) to the Knowledge of Parent, the operation of the Business as currently conducted, and the operation of the Business as conducted since the date that is three (3) years prior to the date hereof, does not infringe. misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person, and neither the Parent nor the Company has received any written notice since the date that is three (3) years prior to the date hereof alleging that the operation of the Business infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other Person.

(c)            Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, the Company is current in the payment of all registration, maintenance and renewal fees with respect to Registered Business Intellectual Property, except in each case as any of Parent or any Subsidiary thereof has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.

(d)           Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, the Company has taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property (except for any Business Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure) and, to the Knowledge of Parent, there are, and have been, no material unauthorized uses or disclosures of any such Trade Secrets.

(e)            Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, as of the date of this Agreement, (i) the Company has at all times complied, and presently complies, with applicable Privacy Legal Requirements and the Company’s own policies and rules regarding Personal Data, except where such non-compliance would not result in a Liability; (ii) neither Parent nor any of its Subsidiaries has, since the date that is three (3) years prior to the date hereof, received any written notice alleging any material violation by the Company of any Privacy Legal Requirement, nor, to the Knowledge of Parent, has the Company been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) neither Parent nor any of its Subsidiaries has, since the date that is three (3) years prior to the date hereof, received any material written complaint by any Person with respect to the Company’s collection, use or processing of Personal Data; (iv) the Company has taken all commercially reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect Personal Data in its possession or control against any unauthorized use, access or disclosure, including when such Personal Data is provided or made available to third parties; and (v) since the date that is two (2) years prior to the date hereof, to the Knowledge of Parent, there has been no unauthorized use, access, disclosure or other security incident of or involving Personal Data collected, used in connection with or under the control of the Business.

(f)            Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, to the Knowledge of Parent, since the date that is three (3) years prior to the date hereof, (i) there have been no security breaches in the information technology systems used in operation of the Business, and (ii) there have been no material disruptions in any such information technology systems that adversely affected the operations of the Business.

(g)           Notwithstanding any other provisions of this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 3.17 are the only representations and warranties given by Parent with respect to Intellectual Property Rights or Privacy Legal Requirements, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.18          Intercompany Arrangements. Except for any Contracts that will be terminated at or prior to the Closing or that are not material to the Company and the Business, taken as a whole, Section 3.18 of the Parent Disclosure Schedule sets forth a list, which is true, correct and complete in all material respects as of the date hereof, of all Contracts to provide goods, services or other benefits between or among the Company, on the one hand, and any member of the Parent Group, on the other hand.

Section 3.19          Insurance. Except as would not reasonably be expected to be material to the Business and the Company, taken as a whole, the Parent Group and the Company have insurance policies which are in such amounts, with such deductibles and against such risks and losses, as are commercially reasonable for the business, assets and properties of the Company. All material insurance policies (or reasonable replacements thereof) of the Company set forth on Section 3.19 of the Parent Disclosure Schedule will remain in full force and effect immediately following the consummation of the Sale.

Section 3.20          Sufficiency of Assets. At the Closing, (a) taking into account and giving effect to this Agreement and the Ancillary Agreements (including the rights, benefits and services made available in the Transition Services Agreement, and the licenses granted in Section 5.20), (b) assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained and (c) other than with respect to Overhead and Shared Services, the Company will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the assets, properties, claims and rights, whether tangible or intangible, whether personal, real or mixed, wherever located, that are used or held for use in and are necessary to conduct the Business immediately following the Closing in substantially the same manner in all material respects as it is conducted by Parent and its Subsidiaries immediately prior to the Closing Date. Nothing in this Section 3.20 is intended to or shall be treated as a representation of non-infringement, which is solely set forth in Section 3.16(b).

Section 3.21          Brokers. No broker, financial advisor, finder or investment banker retained by Parent or any of its Subsidiaries is entitled to any brokerage, financial advisor’s, finder’s or other fee or commission, or the reimbursement of expenses in connection therewith, from Purchaser or any of its Affiliates (including the Company after the Closing) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.22          Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of Purchaser, which investigation, review and analysis was done by Parent and its representatives. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Purchaser, its Affiliates or any of their respective representatives (except for the representations and warranties of Purchaser or Purchaser Guarantor expressly set forth in Article IV or Section 11.16, and in any certificate delivered pursuant to Section 8.3(c)).

Section 3.23          No Other Representations or Warranties; No Reliance. Parent acknowledges and agrees that, except for the representations and warranties contained in Article IV or Section 11.16 and any certificate delivered pursuant to Section 8.3(c), none of Purchaser and any other Person or entity on behalf of Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to Purchaser, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or any of its representatives by or on behalf of Purchaser. Parent acknowledges and agrees that none of Purchaser and any other Person or entity on behalf of Purchaser or Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Purchaser or its Subsidiaries.

Article IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Except as set forth in, or qualified by any matter set forth in, the disclosure schedule delivered to Parent prior to or concurrently with the execution of this Agreement (the “Purchaser Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Purchaser hereby represents and warrants to Parent as follows:

Section 4.1            Organization and Qualification. Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement is a corporation or other legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization and Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (or the equivalent thereof) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is a joint stock company (chusik hoesa) incorporated under the laws of Korea and a wholly owned Subsidiary of Purchaser Guarantor.

Section 4.2            Authority Relative to this Agreement. Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of Purchaser or any of Purchaser’s Affiliates, as applicable, is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Purchaser or any of its applicable Affiliates, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Parent, Seller and the other Purchaser, will constitute, and each Ancillary Agreement when executed and delivered by Purchaser or its applicable Affiliates, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Parent or the applicable Subsidiary of Parent, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Affiliates, enforceable against Purchaser and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3            Consents and Approvals; No Violations.

(a)            No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of Purchaser’s Affiliates, as applicable, for the execution, delivery and performance by Purchaser and/or its Affiliates, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, (ii) compliance with any Permits relating to the Business or (iii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)           Assuming compliance with the items described in clauses (i) through (iii) of Section 4.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Purchaser and/or Purchaser’s Affiliates, as applicable, nor the consummation by Purchaser and/or Purchaser’s Affiliates, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach or violation of any provision of the respective Organizational Documents of Purchaser or any of its applicable Affiliates, (ii) result in a breach or violation of, or constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration adverse to Purchaser or any of its applicable Affiliates under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its applicable Affiliates is a party or any of their respective properties or assets are bound, (iii) result in the creation or imposition of any Lien upon any of the assets or properties of Purchaser and/or its applicable Affiliates, other than Permitted Liens, or (iv) conflict with or violate any Law applicable to Purchaser or any of its applicable Affiliates or any of their respective properties or assets, except, in the case of clause (ii), clause (iii) or clause (iv), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4            No Undisclosed Arrangements. To the Knowledge of Purchaser, (a) neither Naver Corporation (“Naver”) nor any of its Affiliates has any right or plan to participate in or influence, whether through voting, contract or otherwise, the formulation, determination or direction of the Company and its Business, (b) Naver and each of its Affiliates do not and will not, individually or in aggregate, directly or indirectly beneficially own any capital stock, voting securities, equity, or debt of the Company, and (c) there is no commercial, governance, business, agreement, arrangement, undertaking or partnership between Purchaser or any of its Affiliates, on the one hand, and Naver or any of its Affiliates, on the other hand, that has not been made in the ordinary course of business (other than the share swap transaction between an Affiliate of Purchaser and Naver (as publicly disclosed on the Korea Stock Exchange on March 16, 2021 and as disclosed to Parent prior to June 14, 2021)) or that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5            Litigation. As of the date of this Agreement, except as would not have, or reasonably be expected to have, a Purchaser Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries, and (b) neither Purchaser nor any of Purchaser’s Subsidiaries is subject to any outstanding Order.

Section 4.6            Brokers. No broker, financial advisor, finder or investment banker retained by Purchaser or any of Purchaser’s Affiliates is entitled to any brokerage, financial advisor’s, finder’s or other fee or commission, or the reimbursement of expenses in connection therewith, from any member of the Parent Group or the Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.7            Financing. As of the Closing Date, Purchaser will have sufficient cash on hand or other sources of immediately available funds to enable it to satisfy all of its obligations under this Agreement and the Transition Services Agreement, including the payment of the Closing Payment and the Final Purchase Price (the “Financing Amounts”).

Section 4.8            Solvency. As of the Closing Date, after giving effect to the Closing and any indebtedness being incurred on such date in connection herewith, and assuming that all representations of Parent set forth in this Agreement and the certificate delivered pursuant to Section 8.2(c) are true and correct in all respects, Purchaser and Purchaser’s Subsidiaries, on a consolidated basis, will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities (including a reasonable estimate of the amount of all contingent liabilities) is greater than the fair value of its assets, or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured in the usual course of business), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured. Purchaser is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or of the Company or any of its or the Company’s Subsidiaries.

Section 4.9            Investment Decision. Purchaser is an “accredited investor” as defined in Regulation D of the Securities Act, is able to bear the economic risk of its investment in the Sold Securities and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of its investment in the Sold Securities. Purchaser is acquiring the Sold Securities for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Sold Securities. Purchaser acknowledges that the Sold Securities have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Sold Securities may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.10          Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Company and the Business, which investigation, review and analysis was done by Purchaser and its representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of Parent, the Seller, the Company, their respective Affiliates or any of their respective representatives (except for the representations and warranties of Parent expressly set forth in Article III and in any certificate delivered pursuant to Section 8.2(c)).

Section 4.11          No Other Representations or Warranties; No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties of Parent contained in Article III and in any certificate delivered pursuant to Section 8.2(c), none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser and Purchaser’s Affiliates, as applicable, have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, Parent, Seller, the Company or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser or its applicable Affiliates or any of their respective representatives by or on behalf of Parent or any Affiliate or representative thereof. Purchaser acknowledges and agrees that none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser and Purchaser’s applicable Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, the Company or any Affiliates thereof or their respective businesses (including the Business). Purchaser acknowledges and agrees that none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to the Retained Business.

Article V

ADDITIONAL AGREEMENTS

Section 5.1            Access to Books and Records.

(a)            After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws, Parent shall, and shall cause the Company to, afford to representatives of Purchaser reasonable access, upon reasonable request and advance notice, to the books, records and properties of the Business and Business Employees during normal business hours consistent with applicable Law and in accordance with the reasonable procedures established by Parent, solely to the extent related to the Business and solely for the purpose of facilitating the completion of the Sale and the other transactions contemplated by this Agreement and the Ancillary Agreements; provided that neither Parent nor the Company shall be required to (x) make available Business Employee personnel files until after the Closing Date and, with respect to any Business Employee, only if and when Purchaser provides Parent with a confirmation that the applicable Business Employee has provided Purchaser with a release permitting transfer of those files, (y) make available Former Business Employee personnel files at any time, or (z) provide any Tax Returns or other books and records related to Taxes, in each case, that are not exclusively related to Taxes of the Company; and provided, further, that Parent, Seller and the Company shall not be required to make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so could reasonably be expected to result in a violation of applicable Law. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, Purchaser and its representatives shall not conduct any Phase II Environmental Site Assessment or conduct any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any Business Leased Real Property.

(b)           Purchaser agrees that any access granted under Section 5.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Parent or its Affiliates. Purchaser and its Affiliates and its and their respective representatives shall not communicate with any of the employees of Parent or its Affiliates without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to provide access to or disclose information if, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, contracts or obligation of confidentiality; provided that Parent and Purchaser shall use commercially reasonable efforts to make alternative disclosure arrangements that would not jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, contracts or obligation of confidentiality.

(c)            At and after the Closing (except to the extent relating to Tax matters (access, cooperation and procedures with respect to which are governed exclusively by Article VII)), to the extent not prohibited by applicable Law, Purchaser shall, and shall cause the Company and its other Affiliates to, afford Parent and its Affiliates and their respective representatives, at Parent’s sole cost and expense, during normal business hours, upon reasonable request and advance notice, reasonable access to the books, records, properties and employees of the Company and the Business to the extent that such access may be reasonably requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 5.10) and Governmental Entity or stock exchange reporting obligations and compliance with applicable Laws or stock exchange rules (in each case, other than relating to any dispute or issue between the Parties or their Affiliates); provided that nothing in this Agreement shall limit any rights of discovery of Parent or its Affiliates.

(d)           At and after the Closing (except to the extent relating to Tax matters (access, cooperation and procedures with respect to which are governed exclusively by Article VII)), to the extent not prohibited by applicable Law, Parent shall, and shall cause its Subsidiaries to, afford Purchaser and its representatives, at Purchaser’s sole cost and expense, during normal business hours, upon reasonable request and advance notice, reasonable access to the books and records of the Company and the Business that are not in the possession of Purchaser or its Affiliates (including the Company) to the extent that such access may be reasonably requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 5.10) and Governmental Entity or stock exchange reporting obligations and compliance with applicable Laws or stock exchange rules (in each case, other than relating to any dispute or issue between the Parties or their Affiliates); provided that nothing in this Agreement shall limit any rights of discovery of Purchaser or its Affiliates.

(e)            Except for Tax Returns and other documents governed by Section 7.3(b), Purchaser agrees to hold, and to cause the Company to hold, all the books and records of the Company or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by Law.

Section 5.2            Confidentiality.

(a)            The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated, the Confidentiality Agreement shall continue in full force and effect for a period of twelve (12) months following termination of this Agreement and otherwise in accordance with its terms. To the extent not already a direct party thereto, each Party assumes the Confidentiality Agreement and agrees to be bound by the provisions thereof applicable to its Affiliate that is a party thereto.

(b)           For a period of twelve (12) months following the Closing Date (provided that with respect to Trade Secrets of the Business contained in any Sensitive Business Information, the confidentiality obligations in this Section 5.2(b) shall remain in effect for so long as the relevant information remains a Trade Secret), Parent shall, and shall cause its Affiliates to, hold in confidence any nonpublic information that is proprietary or competitively sensitive (“Sensitive Business Information”) to the extent exclusively relating to the Business from and after the Closing; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Parent or any of its Affiliates from and after the Closing from a third party source that is not known by Parent or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no breach of this Section 5.2(b) by Parent, (iii) to the extent used by Parent or any of its Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently derived by Parent or any of its Affiliates without use of such Sensitive Business Information or (v) subject to the immediately following sentence, that Parent or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Parent or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such information, Parent shall reasonably promptly notify Purchaser in writing unless not permitted by Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s expense, to preserve to the extent reasonably practicable the confidentiality of such information.

(c)            For a period of twelve (12) months following the Closing Date (provided that with respect to Trade Secrets of the Retained Business contained in any Sensitive Retained Business Information, the confidentiality obligations in this Section 5.2(c) shall remain in effect for so long as the relevant information remains a Trade Secret), Purchaser shall, and shall cause its Subsidiaries (including the Company) to, hold in confidence and not use for any purpose any nonpublic information that is proprietary or competitively sensitive (“Sensitive Retained Businesses Information”) to the extent exclusively relating to the Retained Businesses from and after the Closing; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Affiliates from and after the Closing from a third party source that is not known by Purchaser or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no breach of this Section 5.2(c) by Purchaser or its Affiliates, (iii) to the extent used by Purchaser or any of its Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Purchaser or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently derived by Purchaser or any of its Affiliates without use of such Sensitive Retained Businesses Information or (v) subject to the immediately following sentence, that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such information, Purchaser shall reasonably promptly notify Parent in writing unless not permitted by Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Parent, at Parent’s expense, to preserve to the extent reasonably practicable the confidentiality of such information.

(d)           Nothing in this Section 5.2(d) is intended to or shall at any time restrict the Parties from exercising the licenses and rights granted to them under Section 5.20.

Section 5.3            Required Actions.

(a)            Each of Purchaser Guarantor, Purchaser and Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Sale and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations, notifications and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under any applicable Regulatory Laws) required under any applicable Laws and/or by this Agreement to be obtained or made by Purchaser or Parent or any of their respective Subsidiaries in connection with the Sale and the other transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Sale and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Purchaser Guarantor and Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall not take any action after the date of this Agreement that would reasonably be expected to (x) delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption necessary to be obtained at or prior to the Closing or (y) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or to prevent, delay or impede the consummation of the Sale or any other transaction contemplated by this Agreement.

(b)           Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Parent shall each keep the other reasonably apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and reasonably cooperate in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.1(e), to the extent not prohibited by applicable Law, each Party shall promptly consult with the other Parties to this Agreement to provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of) all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 5.1(e), to the extent not prohibited by applicable Law, each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any communication from any Governmental Entity regarding the Sale or the other transactions contemplated by this Agreement, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity. If any Party to this Agreement or any representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such Party will make, or cause to be made, promptly and after good faith consultation with the other Parties to this Agreement, a substantially complete response in compliance with such request. No Party shall participate in any meeting with any Governmental Entity in connection with this Agreement, the Sale, or with any other Person in connection with any proceeding or Action by a private party relating to any applicable Regulatory Laws in connection with this Agreement, the Sale, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement and Section 5.1(e), to the extent not prohibited by applicable Law, each Party shall furnish the other Parties with copies of all correspondence, filings, submissions and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity or other such Person with respect to this Agreement and the Sale, or the other transactions contemplated by this Agreement, and furnish the other Parties with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity or other such Person. Purchaser and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Agreement as “outside counsel/corporate in-house counsel only.” Such designated materials, and the information contained therein, shall be given only to the outside legal counsel and corporate in-house counsel of the recipient involved in the Sale and the other transactions contemplated by this Agreement and shall not be disclosed by such outside counsel and corporate in-house counsel to employees (other than corporate in-house counsel), officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Parent, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(c)            Purchaser and Parent shall file any filings and/or notifications under applicable Regulatory Laws as promptly as reasonably possible, and in any event within (i) fifteen (15) Business Days after the date hereof for filings and/or notifications required under Korean Regulatory Laws and (ii) forty five (45) Business Days after the date hereof for filings and/or notifications required under any non-Korean Regulatory Laws. Notwithstanding anything to the contrary in this Agreement, no Party shall make any filings and/or notifications under applicable Regulatory Laws in any jurisdiction, other than a Required Approval, unless Purchaser and Parent mutually agree that such filing and/or notification is necessary or advisable (and neither Purchaser nor Parent shall unreasonably refuse to agree). In the event that the Parties receive any request for information or documentary material from any Governmental Entity, including a request for additional information or documentary materials pursuant to any applicable Regulatory Laws, the Parties shall comply with such requests as promptly as possible and produce documents, responses to interrogatories, witnesses for deposition, or other information on a rolling basis, and the Parties and their respective counsel will closely cooperate during the entirety of any such investigatory or review process.

(d)           Purchaser and Parent shall in good faith attempt to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Sale and the other transactions contemplated by this Agreement under any Regulatory Laws. In connection therewith, if any claim, action, suit, arbitration, litigation and proceeding, investigation or Order (collectively, “Regulatory Action”) is instituted (or threatened to be instituted) challenging the Sale or the other transactions contemplated by this Agreement as violative of any applicable Regulatory Laws, Purchaser and Parent shall jointly initiate and/or participate in any proceedings, whether judicial or administrative, to (i) initiate, oppose or defend against any Regulatory Action by any Governmental Entity to prevent or enjoin the consummation of the Sale or the other transactions contemplated by this Agreement and/or (ii) take such action as necessary to overturn any Regulatory Action by any Governmental Entity to block consummation of the Sale or the other transactions contemplated by this Agreement in each case to the extent necessary so as to enable the Closing to occur as promptly as possible, including by defending any such Regulatory Action brought by any Governmental Entity to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Sale or the other transactions contemplated by this Agreement resulting from any such Regulatory Action.

(e)            In furtherance of this Section 5.3 and notwithstanding anything to the contrary in this Agreement, Purchaser shall and shall cause its Affiliates to take all actions necessary to avoid or eliminate each and every impediment under any applicable Regulatory Laws, so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including taking or committing to take actions that after the Closing would limit Purchaser’s, the Company’s or their respective Subsidiaries’ freedom of action with respect to any businesses, product lines or assets of the Company, Purchaser, and their respective Subsidiaries and Affiliates. Notwithstanding the foregoing sentence or anything to the contrary in this Agreement, nothing in this Agreement shall require Purchaser or its Affiliates to agree or commit to, and, without Purchaser’s prior written consent, Parent may not agree or commit to, sell, divest, hold separate, or otherwise convey any asset or business of the Company, Purchaser or any of their respective Affiliates or Subsidiaries. All such efforts by Purchaser shall be unconditional, and no actions required by or taken pursuant to this Section 5.3(e) nor the impact thereof on the Business shall be considered for purposes of determining whether a Business Material Adverse Effect has occurred or may occur. Notwithstanding anything to the contrary herein, none of Parent or any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.3 that would: (i) require Parent or any of its Affiliates (other than the Company) to agree to retain any or all of the Company or the Business after the Closing, other than the Retained Interest or (ii) require Parent, the Company or any of Parent’s or the Company’s respective Affiliates take or agree or commit to take any action that is not conditioned on the Closing or that relates to or impacts the Retained Businesses or Parent’s (or its designated Affiliates’) ownership of, or rights or obligations in connection with, the Retained Interest.

Section 5.4            Conduct of Business.

(a)            Parent covenants and agrees that, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or expressly contemplated by this Agreement (including any reorganizations, actions, elections or transactions undertaken to facilitate the Sale), (ii) as required by Law or Contract entered into prior to the date hereof and made available to Purchaser at least one (1) Business Day prior to the date hereof or entered into in accordance with this Agreement, (iii) to the extent relating to any Retained Businesses, (iv) as disclosed in Section 5.4(a) of the Parent Disclosure Schedule, (v) any actions reasonably taken, or reasonably omitted, in response to a condition or conditions arising from the COVID-19 pandemic, so long as Parent promptly notifies Purchaser of such actions and considers the reasonable requests of Purchaser with respect to such acts or conditions, or (vi) as otherwise consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall cause the Company to:

(A)             use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business;

(B)              use commercially reasonable efforts to preserve intact its business organization and preserve its business relationships with significant customers, suppliers, advertisers and others having significant business relationships with it;

(C)              not (1) amend its Organizational Documents, (2) split, reverse split, combine, subdivide or reclassify its outstanding equity interests, or (3) declare, set aside or pay to any Person any cash-dividend or cash-distribution that would cause the cash or cash equivalent balance of the Company to fall below the Minimum Cash Amount or any non-cash distribution or non-cash dividend (except as may facilitate the elimination of intercompany accounts and cash balances contemplated by Section 5.7 or Section 5.8 or, if the NewCo Transfer occurs in accordance with Section 5.18, any such non-cash dividend or non-cash distribution between and among NewCo and eBay Korea LLC);

(D)             other than granting of Permitted Liens or, if the NewCo Transfer occurs in accordance with Section 5.18, between and among NewCo and eBay Korea LLC, not (1) issue, sell, pledge, encumber, transfer or dispose of, or agree to issue, sell, pledge, encumber, transfer or dispose of, or (2) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, or grant, renew, extend or modify any rights with respect to, any equity interests of the Company or any options, warrants or rights of any kind to acquire any equity interests of the Company or any debt or equity securities of the Company that are convertible into or exercisable or exchangeable for such equity interests;

(E)              except for transactions in the Ordinary Course of Business, not (1) incur in excess of KRW 5,000,000,000 of Indebtedness for borrowed money at any time (other than intercompany indebtedness), (2) acquire or agree to acquire or publicly announce an intention to so acquire, by merger, consolidation, equity or asset purchase or otherwise, any assets, business or corporation, partnership or other business organization or division thereof in excess of KRW 15,000,000,000, individually, other than acquisitions pursuant to a Contract entered into by Parent, Seller or the Company prior to the date of this Agreement and provided to Purchaser at least one (1) Business Day prior to the date hereof, or (3) sell, pledge, dispose of or encumber any material assets or businesses, other than in the ordinary course of business or sales or dispositions pursuant to a Contract entered into by the Company or any member of the Parent Group prior to the date of this Agreement;

(F)           except (1) as required by any Seller Benefit Plan or Company Benefit Plan, in accordance with its terms as of the date of this Agreement, or (2) for any grant for which the Parent Group shall be solely obligated to pay and which will not result in a Liability to Purchaser, its Affiliates and the Company, not (I) grant or agree to grant to any Business Employee any increase in compensation or benefits, including severance or termination pay, bonuses or other incentive compensation, other than in the Ordinary Course of Business, (II) hire any new employee who would be a Business Employee into a newly created role at the level of senior director or above, (III) transfer any Business Employee outside the Business or transfer any employees of the Parent Group into the Business such that they would become Business Employees (other than to the extent that such employees are hired into roles with the Business without violation of Section 5.4(a)(F)(II)), or (IV) adopt, enter into or amend any material Company Benefit Plan, except that the Company may enter into offer letters with newly hired employees in the Ordinary Course of Business and may adopt or amend any Company Benefit Plan so long as the benefits provided to Business Employees are not materially increased as a result of such adoption or amendment;

(G)             not make any change to its methods of financial accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(H)             except as set forth in the capital budget of the Company set forth on Section 5.4(a)(H) of the Parent Disclosure Schedule, not commit or authorize any commitment to make or make any capital expenditures in excess of KRW 10,000,000,000 in the aggregate for any twelve (12)-month period commencing on or after the date hereof;

(I)            not adopt a plan or agreement of complete or partial liquidation or dissolution, or dissolve, merge or consolidate with any other Person (other than any deemed dissolution for U.S. federal income tax purposes occurring as a result of any change in entity classification permitted by Section 5.4(a)(J));

(J)            not (1) make (except in the Ordinary Course of Business), change or revoke any material Tax election (except in connection with any U.S. tax entity classification election or change in U.S. tax entity classification referenced in Section 5.18), (2) change any annual accounting period, (3) change any material method of accounting for Tax purposes, (4) settle any claim or assessment in respect of a material amount of Taxes, (5) file any amended material Tax Return, (6) enter into any closing agreement with respect to any material Tax or (7) knowingly surrender any right to claim a material Tax refund, in each case, except for any action that would not reasonably be expected to result in a material increase in the Tax liability of Purchaser and its Subsidiaries (including the Company) after the Closing;

(K)             not (1) materially amend, voluntarily terminate (other than in accordance with its terms), cancel or affirmatively waive any material terms of any Business Material Contract or Business Real Property Lease or (2) enter into any Contract that if in effect on the date hereof would be a Business Material Contract, other than, in the case of each of clause (1) and clause (2), (x) in the Ordinary Course of Business and (y) amendments or waivers which are overall favorable to the Company;

(L)              not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against the Company, other than settlements or compromises of any Action in the Ordinary Course of Business or where the amount paid in settlement or compromise does not exceed KRW 1,000,000,000 individually or KRW 5,000,000,000 in the aggregate (excluding any amounts covered by insurance or amounts Parent or another member of the Parent Group agrees to pay) (it being agreed and understood that this clause (L) shall not apply with respect to Tax matters, which shall be governed by Section 5.4(a)(J);

(M)            not make any material loans to or investments in, or material advances of money to, any Person (other than, if the NewCo Transfer occurs in accordance with Section 5.18, between and among NewCo and eBay Korea LLC), except for extensions of credit and advances to employees or officers of the Company for expenses incurred in the Ordinary Course of Business;

(N)             not enter into any new lease or sublease in respect of real property with a term of more than two (2) years or which is reasonably expected to require payments to or from the Company in excess of KRW 5,000,000,000 in the aggregate over the term of such lease or sublease;

(O)             not, except in the Ordinary Course of Business, (1) grant, or agree to grant, any Person any right to register or exclusive right to use any Business Intellectual Property that is material to the Business or (2) dispose of or transfer, or permit to lapse, any Registered Business Intellectual Property that is material to the Business; or

(P)           not agree or commit to do or take any action for which Purchaser’s consent would be required pursuant to this Section 5.4(a).

(b)           Except as otherwise provided herein and upon Closing, Purchaser shall not have the right, directly or indirectly, to control or direct Parent’s or any of its Subsidiaries’ (including the Company’s) businesses or operations.

Section 5.5            Third Party Consents. Parent and Purchaser shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to obtain any consents, approvals or waivers from third parties under Business Material Contracts and Business Real Property Leases required or advisable in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (the consents, approvals or waivers of third parties referred to in this Section 5.5, collectively, the “Third Party Consents”). Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Affiliates shall have any obligation to make any payments or other concession, or incur any other Liability, or commence or participate in any Action to obtain any Third Party Consents. To the extent any of the Third Party Consents have not been obtained as of the Closing, for six (6) months following the Closing, Parent and Purchaser shall use commercially reasonable efforts to cooperate in connection with Purchaser’s and the Company’s efforts to obtain all Third Party Consents following the Closing Date; provided that Parent and its Affiliates shall not have any further obligation under this Section 5.5 with respect to any Third Party Consents that are not obtained on or prior to six (6) months following the Closing Date.

Section 5.6            Public Announcements. No Party to this Agreement nor any Affiliate or representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules or as Parent deems necessary or advisable to comply with its SEC filing requirements, in which case the Party seeking to publish such press release or public announcement shall consult with and provide the other Parties a reasonable opportunity to comment on such press release or public announcement a reasonable amount of time in advance of such publication or (b) to the extent the contents of such release or announcement have previously been released publicly by a Party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 5.6. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form agreed to by Parent and Purchaser.

Section 5.7            Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts, except for those accounts listed on Section 5.7 of the Parent Disclosure Schedule, between any member of the Parent Group, on the one hand, and the Company, on the other hand, shall be settled or otherwise eliminated and (b) any and all cash or cash equivalents of the Company may be extracted from the Company by Parent and its Affiliates (including through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations and the settling of intercompany loans accounts), in the case of each of clauses (a) and (b), in such a manner as Parent shall determine in its sole discretion so long as the cash or cash equivalent balance of the Company does not fall below the Minimum Cash Amount. Notwithstanding anything to the contrary contained herein, (x) if the NewCo Transfer occurs in accordance with Section 5.18, intercompany accounts between and among NewCo and eBay Korea LLC shall not be required to have been eliminated at the Closing and (y) trade accounts payable and receivable between the Company, on the one hand, and any member of the Parent Group, on the other hand, created in the Ordinary Course of Business, shall not be required to have been eliminated at the Closing.

Section 5.8            Termination of Intercompany Arrangements.

(a)            Effective at the Closing, other than any intercompany accounts governed by Section 5.7, all Contracts or understandings, including all obligations to provide goods, services or other benefits, by any member of the Parent Group, on the one hand, and the Company on the other hand, shall be terminated without any party having any continuing obligations or Liability to the other, except for (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any member of the Parent Group, on the one hand, and the Company, on the other hand), (ii) any Contracts or understandings to which any third party is a party, (iii) any Contracts or understandings to which any non-wholly owned Subsidiary of Parent is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned) and (iv) any other Contracts or arrangements listed in Section 5.8(a) of the Parent Disclosure Schedule.

(b)           Purchaser acknowledges, on behalf of itself and its Affiliates, that (i) the Business as presently conducted receives or benefits from Overhead and Shared Services furnished by members of the Parent Group, including information technology services, and (ii) effective as of the Closing, the sole obligations of the members of the Parent Group with respect to the provision of any Overhead and Shared Services to the Company and the Business shall be as set forth in this Agreement, the Ancillary Agreements and any Contracts or arrangements listed in Section 5.8(b) of the Parent Disclosure Schedule.

(c)            For the avoidance of doubt, from and after the Closing, other than the insurance policies on Section 3.19 of the Parent Disclosure Schedule, the Company shall cease to be insured by the Parent Group’s current and historical insurance policies or programs or by any of its current and historical self-insured policies or programs, and neither the Company nor Purchaser or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies or programs or self-insured policies or programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets or any Liability of the Company or arising from the operation of the Business, in each case including with respect to all known or incurred but not reported claims.

Section 5.9            Guarantees.

(a)            From and after the Closing, Purchaser shall indemnify, reimburse and hold harmless the members of the Parent Group against any Liabilities that the members of the Parent Group suffer, incur or are liable for by reason of or arising out of or in consequence of (i) the members of the Parent Group issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation relating to the Business or the Company (collectively, the “Parent Guarantees” ), (ii) any claim or demand for payment made on a member of the Parent Group with respect to any of the Parent Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Parent Guarantees, and shall reimburse the members of the Parent Group for any fees or expenses incurred in connection with any of the foregoing clauses (i) through (iii); provided that the indemnification obligation of the Company under this Section 5.9(a) shall in no event exceed the amounts covered in the underlying Parent Guarantees. Not in limitation of the foregoing, the members of the Parent Group may terminate any or all Parent Guarantees to the extent doing so would not increase any liabilities indemnified hereunder. With respect to any Parent Guarantee, Parent and each of its Affiliates is referred to as a “Guarantee Indemnified Party” for purposes of this Section 5.9.

(b)           From and after the Closing, Parent shall indemnify, reimburse and hold harmless the Company against any Liabilities that the Company suffers, incurs or is liable for by reason of or arising out of or in consequence of (i) the Company issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitments or other similar obligation relating to the Retained Businesses (collectively, the “Company Guarantees” and, together with the Parent Guarantees, the “Guarantees”), (ii) any claim or demand for payment made on the Company or any of its Affiliates with respect to any of the Company Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Company Guarantees, and shall reimburse the Company for any expenses incurred in connection with any of the foregoing clauses (i) through (iii); provided that the indemnification obligation of Parent under this Section 5.9(b) shall in no event exceed the amounts covered in the underlying Company Guarantees. Not in limitation of the foregoing, upon and after the Closing, the Company may terminate any or all Company Guarantees to the extent doing so would not increase any liabilities indemnified hereunder. With respect to any Company Guarantee, the Company and each of its Affiliates is referred to as a “Guarantee Indemnified Party”)” for purposes of this Section 5.9.

(c)            Without limiting Section 5.9(a) in any respect, prior to the Closing, each of Purchaser (in the case of any Parent Guarantee) and Parent (in the case of any Company Guarantee) shall use its reasonable best efforts, at its sole expense, to cause itself or its Affiliates to be substituted in all respects for the Guarantee Indemnified Party, and for the Guarantee Indemnified Party to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause the Guarantee Indemnified Party to be released in respect of), all obligations of the Guarantee Indemnified Party under each Parent Guarantee or Company Guarantee, as applicable (including, in each case, by delivering at Closing (i) executed agreements to assume reimbursement obligations for such Guarantees, (ii) executed instruments of guaranty, letters of credit or other documents requested by any banks, customers or other counterparties with respect to such Guarantees, and (iii) any other documents requested by Parent (in the case of any Parent Guarantee) or Purchaser (in the case of any Company Guarantee) in connection with such Party’s obligations under this Section 5.9). In furtherance and not in limitation of the foregoing, at the request of a Guarantee Indemnified Party, Purchaser (in the case of the Parent Guarantees) and Parent (in the case of the Company Guarantees) shall and shall cause its Affiliates to assign or cause to be assigned any Contract underlying such Guarantee to an Affiliate of Purchaser (in the case of the Parent Guarantees) or Parent (in the case of the Company Guarantees) meeting the applicable net worth and other requirements in such Contract to give effect to the provisions of the preceding sentence. For any Guarantees for which an Affiliate of Purchaser or the Company (in the case of a Parent Guarantee) or Parent or any of its Affiliates (in the case of a Company Guarantee), as applicable, is not substituted in all respects for the Guarantee Indemnified Party (or for which the Guarantee Indemnified Party is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with the Guarantee Indemnified Party to be released in respect thereof), each of Purchaser (in the case of a Parent Guarantee) and Parent (in the case of a Company Guarantee), shall continue to use its best efforts and shall cause its Affiliates to use their best efforts to effect such substitution or termination and release after the Closing. Without limiting the foregoing, neither Purchaser (in the case of a Parent Guarantee) nor Parent (in the case of a Company Guarantee) shall, or shall permit any of its Affiliates to, extend or renew any Contract containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, the Company (in the case of a Parent Guarantee) or Parent or any of its Subsidiaries, as applicable (in the case of a Company Guarantee) are substituted in all respects for the Guarantee Indemnified Party, and the Guarantee Indemnified Party is released, in respect of all obligations of the Guarantee Indemnified Party under such Guarantee.

Section 5.10          Litigation Support. In the event and for so long as (a) Parent or any of its Affiliates is defending any Action, investigation, charge or demand by a third party (other than an action brought against or by Purchaser or any of its Affiliates) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Loss in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Company, or (b) Purchaser or the Company is defending any Action, investigation, charge or demand by a third party (other than an action brought against or by Parent or any of its Affiliates) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Loss in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Retained Business, the other Parties shall, and shall cause their respective other Affiliates (including, in the case of Purchaser, the Company) and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other representatives, to, cooperate with the defending party and its Affiliates and its and their counsel in such defense (to the extent reasonably necessary for such defense), including making available its personnel, participating in meetings, providing such testimony and access to their books and records and taking such other actions as shall be reasonably necessary in connection with such defense, to the extent reasonably requested by, and at the sole cost and expense of, the defending party.

Section 5.11          Misdirected Payments. Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business are paid to any member of the Parent Group, Parent shall, or shall cause the applicable member of the Parent Group to, promptly remit by wire transfer such payment to an account of the Company designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses are paid to Purchaser, the Company or their Affiliates, Purchaser shall transfer, or cause its Affiliates to, promptly remit by wire transfer such payment to an account designated in writing by Parent.

Section 5.12          Use of Marks.

(a)            Except as expressly provided in this Section 5.12, neither Purchaser nor any of its Affiliates shall use, or have or acquire the right to use or any other rights in, the Parent Names. Within twenty five (25) Business Days of the Closing, Purchaser shall use reasonable best efforts to cause the Company to change its name and that of its branch office to a name that does not include any name, trademark, service mark or logo that includes the Parent Names (“Corporate Names”), including making any legal filings necessary to effect such change.

(b)           Except as provided in Section 5.12(a) with respect to the change of Corporate Names, the Company may continue temporarily to use the Parent Names following the Closing, to the extent and in the same manner as used immediately prior to Closing, so long as the Company shall (and Purchaser shall, and shall cause its Affiliates to), (i) immediately after the Closing, cease to hold the Company out as having any affiliation with Parent or any of its Affiliates (other than regarding the Retained Interest) and (ii) use reasonable best efforts to minimize and eliminate use of the Parent Names by the Company (including its branch office); provided that as soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter), Purchaser shall and shall cause the Company (including its branch office) to (A) cease and discontinue use of all Parent Names and (B) complete the removal of the Parent Names from all products, services, platforms, websites, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets except to the extent necessary to describe the Retained Interest.

(c)            Notwithstanding anything to the contrary herein, the Company shall not be in breach of this Section 5.12, even after the ninety (90) day period provided in Section 5.12(b), by reason of any use by Purchaser or its Affiliates (including, after the Closing, the Company) of the Parent Names that constitutes a “nominative fair use” under applicable Law; provided that such use does not give rise to a likelihood of confusion as to the source or origin of any goods or services or imply any endorsement by, or ongoing association with, Parent or any of its Subsidiaries.

Section 5.13          Employee Non-Solicitation; Non-Compete.

(a)            For a period commencing on the Closing Date and ending on the later of (i) three (3) years following the Closing Date and (ii) the date on which the board of directors of the Company ceases to have any director designated by Parent pursuant to the Retained Interest Term Sheet and/or the Equityholders Agreement, Parent shall not, and shall procure that its Subsidiaries shall not, directly or indirectly solicit for employment (whether as an employee, consultant or otherwise) the Vice President, Country Manager, Korea of the Business as of the Closing Date and any Business Employee at the level of senior director or above who is his or her direct report as of the Closing Date; provided that this Section 5.13(a) shall not restrict any (A) general or public solicitations not specifically targeted at employees of the Business (including searches by any bona fide search firm that is not directed to solicit such employees) or (B) solicitations or other actions with respect to any such Person (x) whose employment is terminated by the Company, Purchaser or any of their respective Affiliates more than six (6) months prior to the commencement of employment discussions between such Person and Parent or its Subsidiaries, (y) who responds to general or public solicitation not specifically targeted at employees of the Business (including searches by any bona fide search firm that is not directed to solicit such employees), or (z) who initiates discussions regarding such employment without any solicitation by such party in violation of this Section 5.13(a).

(b)           Notwithstanding the foregoing, this Section 5.13 shall not restrict or restrain any of the Parties or their respective Affiliates to the extent that such restriction or restraint would be invalid and unenforceable or would constitute a breach or violation of applicable Law or any settlement agreement with any Governmental Entity.

(c)            For a period commencing on the Closing Date and ending on the later of (i) three (3) years following the Closing Date and (ii) the twelve (12) month anniversary of the date on which (x) Parent has irrevocably waived its rights to appoint or designate any directors to the board of directors of the Company (but, for the avoidance of doubt, such waiver shall be without prejudice to Parent’s right to designate board observer(s) to the board of directors of the Company) and (y) any such Parent-appointed directors have ceased to serve on the board of directors of the Company in each case in accordance with the Retained Interest Term Sheet and/or the Equityholders Agreement, Parent shall not, and shall procure that its Subsidiaries shall not, directly or indirectly (i) conduct or engage in any business or activity in Korea that competes with the Business as conducted as of the Closing (a “Competing Business”), or (ii) acquire or hold an ownership or interest in any Competing Business. Notwithstanding anything to the contrary herein, neither Parent nor its Subsidiaries shall be restrained or prohibited from:

(i)             (A) owning or acquiring ten percent (10%) or less of the outstanding securities of any Person, (B) owning or acquiring securities held as investments of any pension fund or employee benefit plan of Parent or any of its Subsidiaries, or (C) investing in any fund in which Parent and its Subsidiaries have no discretion with respect to the investment strategy of such fund;

(ii)           acquiring and, after such acquisition, owning an interest in any Person that is engaged in a Competing Business and/or owning or operating such Competing Business, if such Competing Business generated less than twenty percent (20%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person prior to the consummation of such acquisition;

(iii)          entering into or participating in a joint venture, partnership or other strategic business relationship with any Person, if such joint venture, partnership or other strategic business relationship does not directly or indirectly engage in a Competing Business or if less than twenty percent (20%) of the consolidated annual revenues derived from such joint venture, partnership or other strategic business relationship are reasonably expected to be generated from a Competing Business;

(iv)          exercising its rights or complying with its obligations under this Agreement or any of the Ancillary Agreements; or

(v)           conducting, owning, operating or engaging in the Retained Business in a manner consistent in all material respects as conducted as of the Closing.

The Parties understand and acknowledge that immaterial or de minimis violations, or occasional or non-recurring violations that are cured within thirty (30) days, of Section 5.13(c) by Parent and its Subsidiaries shall not be deemed a breach of Section 5.13(c).

(d)           Notwithstanding the foregoing, this Section 5.13 shall not restrain or prohibit (i) any Person or any of such Person’s Affiliates (other than Parent or any of its Subsidiaries following an Acquisition Transaction) that was previously unaffiliated with Parent and acquires (whether by way of asset acquisition, stock purchase, merger, business combination or otherwise) Parent or any of its Subsidiaries or any of their assets or businesses (an “Acquisition Transaction”) or (ii) any activities, actions or conduct of any Person that is not directly or indirectly controlled by Parent, including any joint ventures, partnerships or co-investment vehicles that neither Parent nor any of its direct or indirect Subsidiaries controls.

(e)            The Parties recognize that the territorial, time and scope limitations set forth in this Section 5.13 are reasonable and are properly required for the protection of the Parties’ legitimate interests in client and employee relationships, goodwill and trade secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Parties agree to submit to the reduction of any or all of such territorial, time or scope limitations to such an area, period or scope as such court shall deem reasonable under the circumstances, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Section 5.14          Financing.

(a)            Purchaser shall use reasonable best efforts take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts.

(b)           The Parties acknowledge and agree that in no event shall (i) the receipt or availability of any funds or financing by Purchaser or any of its Affiliates or (ii) any other financing or other transactions, in each case, be a condition to Purchaser’s obligations under this Agreement.

Section 5.15           Exclusivity. Parent and Seller shall, and shall cause their respective Subsidiaries and direct each of its and their respective representatives to, immediately cease existing discussions or negotiations relating to any Acquisition Proposal, if any, with any Persons (other than with Purchaser and its Affiliates and representatives). From the date of this Agreement and until the Closing Date (the “Pre-Closing Period”), Parent and Seller shall not, and shall cause their respective Subsidiaries and direct each of its and their respective representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage (including through the furnishing of information) any inquiries or proposals from, or discuss or negotiate with, any Person other than Purchaser or its Affiliates and representatives relating to any Acquisition Proposal or (b) participate in any discussions or negotiations or enter into any understanding or agreement with any Person, other than Purchaser or its Affiliates and representatives, relating to an Acquisition Proposal. If, from the date of this Agreement and until the Closing Date, Parent, Seller or any of their respective Subsidiaries receive any written Acquisition Proposal, Parent and/or Seller, as applicable, shall promptly notify Purchaser of such fact.

Section 5.16          R&W Insurance Policy. Purchaser shall use reasonable best efforts to obtain a conditional binder to a representations and warranties insurance policy as soon as reasonably practicable (the “R&W Insurance Policy”). Parent and Seller shall use their commercially reasonable efforts to cooperate with Purchaser and Purchaser Guarantor to assist Purchaser and Purchaser Guarantor in obtaining the R&W Insurance Policy, including, subject to and in accordance with Section 5.1(a), producing all documents and information in their possession reasonably requested by Purchaser or Purchaser Guarantor in connection with the R&W Insurance Policy. In case Purchaser obtains the R&W Insurance Policy, the remainder of this Section 5.16 shall apply. Purchaser shall use reasonable best efforts to take all actions necessary to complete the applicable conditions in the conditional binder (other than the condition that the Closing has occurred) to the R&W Insurance Policy within the times set forth therein to maintain the R&W Insurance Policy in full force and effect. Following the final issuance of the R&W Insurance Policy, Purchaser agrees to use reasonable best efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. Upon its final issuance, Purchaser shall deliver the R&W Insurance Policy to Parent. The R&W Insurance Policy shall include a provision whereby the insurer, absent fraud of Parent or Seller or their respective directors and officers, expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against Parent or any of its Affiliates, or any current or former stockholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing with respect to any claim made by any insured thereunder and either (i) such Persons shall be express third-party beneficiaries of such provision or (ii) Purchaser shall hold the benefit of the waiver of the insurer’s rights of subrogation as set forth in the R&W Insurance Policy on trust for, and for the benefit of, Parent). In addition, the R&W Insurance Policy may not be amended or waived by Purchaser in any manner that would reasonably be expected to be adverse to Parent or any of its Affiliates without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the subrogation provisions therein may not be amended or waived in any manner that is adverse to Parent or any of its Affiliates without Parent’s prior written consent. In the event that Purchaser or any of its Affiliates otherwise amends, waives, modifies, cancels or fails to obtain the terms of the R&W Insurance Policy, Parent shall not be liable under Article X for any liabilities or obligations in excess of such liabilities or obligations as they would have under Article X if the R&W Insurance Policy in the form as of the date hereof had not been so amended, waived, modified or cancelled.

Section 5.17          D&O Indemnification and Insurance.

(a)            From and after the Closing, Purchaser shall and shall cause the Company to take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any all current or former officers, managers and directors (in his or her capacity as such) of the Company (or their respective predecessors) (collectively, the “D&O Indemnitees”), as provided in the Organizational Documents of the Company in effect on the date of this Agreement, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Company.

(b)           On or prior to the Closing Date, Purchaser shall obtain a directors’ and officers’ insurance policy or “tail” policy for the Company (the “D&O Policy”), to be effective from the Effective Time and to be maintained and fully paid for by the Company, that provides commercially reasonable coverage for the current and former managers, directors and officers of the Company for a claims reporting or discovery period of at least six (6) years from and after the Closing Date from an insurance carrier with an AM Best or equivalent rating of at least A (or as otherwise approved by the Parent Group) with respect to directors’ and officers’ liability insurance with limits of liability that are at minimum KRW 25,000,000,000 with respect to any matter claimed against a current or former director, manager or officer of the Company by reason of him or her serving in such capacity that existed or occurred on or prior to the Closing Date (including in connection with this Agreement or the transactions or actions contemplated hereby).

(c)            In the event that the Company or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of their respective properties and assets to any Person, then, and in each such case, Purchaser shall procure that proper provision shall be made so that the successors and assigns of the Company or Purchaser, as the case may be, shall succeed to or assume the obligations set forth in this Section 5.17.

(d)           The obligations of Purchaser and the Company under this Section 5.17 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.17 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.17 applies shall be third-party beneficiaries of this Section 5.17).

Section 5.18          Pre-Closing Actions.

(a)            Notwithstanding anything in this Agreement to the contrary, (i) the Parties acknowledge and agree that nothing in this Agreement shall prohibit or restrict Parent and/or any of its Subsidiaries (including the Company) from, prior to the Closing, (A) transferring (by distribution or otherwise) any cash or cash equivalents so long as the cash or cash equivalent balance of the Company does not fall below the Minimum Cash Amount, (B) taking the actions set forth on Section 5.18 of the Parent Disclosure Schedule (the “Pre-Closing Actions”) and taking actions to effectuate the transactions described in Sections 5.18(b) through 5.18(d) and (C) causing the Company to elect to be treated as a “disregarded entity” for U.S. federal income Tax purposes and (ii) prior to the Closing, Parent shall cause the Company to maintain a cash or cash equivalent balance of at least the Minimum Cash Amount.

(b)           Parent may, and may cause the Company to, either (i) convert the Company into a joint stock company (“주식회사” in Korean) (any such conversion, the “Corporate Conversion”) or (ii) transfer or cause to be transferred to a newly formed limited company in Korea with a perpetual term (“유한회사” in Korean) wholly owned by Parent or any of its wholly-owned Subsidiaries (“NewCo”) all of the equity interests of the Company (any such transfer, the “NewCo Transfer”), in each case, at or prior to the Closing.

(c)            If Parent determines to undertake the NewCo Transfer, Parent shall promptly notify Purchaser and the Parties shall negotiate in good faith to modify the Retained Interest Term Sheet and the Equityholders Agreement so as to effect the intent of the Parties in a mutually acceptable manner so that the governance terms of the Sold Company contemplated thereby are effectuated as originally contemplated to the fullest extent possible (including, but not limited to, (A) the provision of a casting vote to Purchaser with respect to any matters that do not expressly require the consent of Parent under the Retained Interest Term Sheet and (B) to the extent as required for the Purchaser Guarantor to consolidate the Company in its financial statements under Korean IFRS, the assignment to Purchaser or waiver of any statutory rights conferred to Parent as an equityholder or member of a limited company (“유한회사” in Korean) under applicable Korean Law, except for those rights expressly reserved for Parent under the Retained Interest Term Sheet).

(d)           In the event of any NewCo Transfer: (i) Parent shall ensure that NewCo (A) is a limited company (“유한회사” in Korean) of perpetual term that is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of Korea, (B) has no assets or liabilities other than the equity interests of eBay Korea LLC held by it, which shall constitute all of the issued and outstanding equity interests of eBay Korea LLC (which are duly authorized, validly issued, fully paid and nonassessable and owned by NewCo free and clear of all Liens (other than any restrictions on transfer imposed by federal state or local securities Laws or the Retained Interest Term Sheet and the Equityholders Agreement, any Liens created by or through Purchaser or any of its Affiliates, or Liens that will be released at or prior to the Closing)), (C) will have no issued and outstanding equity interests other than the Sold Securities (which shall be duly authorized, validly issued, fully paid and non-assessable and, upon the Closing, owned by Purchaser free and clear of all Liens (other than any restrictions on transfer imposed by federal, state or local securities Laws or the Retained Interest Term Sheet and the Equityholders Agreement, any Liens created by or through Purchaser or any of its Affiliates, or Liens released at or prior to the Closing) and the Retained Interest, and (D) has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it will be a party in accordance with the terms hereof and thereof; (ii) Parent shall be entitled to cause NewCo to elect to be treated as a “disregarded entity” or an “association” for U.S. federal income Tax purposes; and (iii) all references to the Sold Securities shall be deemed to be references to the Purchaser Ownership Percentage of the equity interests of NewCo and all references to the Retained Interest shall be deemed to be references to 19.99% of the equity interests of NewCo, and (iv) all references to the “Sold Company” herein shall be deemed to reference NewCo in lieu of eBay Korea LLC.

(e)            In the event of any NewCo Transfer, following the Closing and at the request of Purchaser, Parent and Purchaser shall use commercially reasonable efforts to convert the NewCo into a joint stock company (“주식회사” in Korean) as promptly as reasonably practicable.

(f)            If Parent determines to undertake the Corporate Conversion and the Corporate Conversion is not, or is reasonably expected not to be, completed prior to the Closing, then at Purchaser’s request, Parent and Purchaser shall use commercially reasonable efforts to complete the Corporate Conversion as promptly as reasonably practicable following the Closing.

(g)           In the event that the Closing occurs or is reasonably expected to occur without the completion of either the Corporate Conversion or the NewCo Transfer, the Parties shall (i) negotiate in good faith to modify the Retained Interest Term Sheet and the Equityholders Agreement prior to the Closing so as to effect the intent of the Parties in a mutually acceptable manner so that the governance terms of the Company contemplated thereby are effectuated as originally contemplated to the fullest extent possible (including, but not limited to, (A) the provision of a casting vote to Purchaser with respect to any matters that do not expressly require the consent of Parent under the Retained Interest Term Sheet and (B) to the extent required for Purchaser Guarantor to consolidate the Company in its financial statements under Korean IFRS, the assignment (to Purchaser) or waiver of any statutory rights conferred to Parent as an unitholder or member of a limited liability company (“유한책임회사 ” in Korean) under applicable Korean Law, except for those rights expressly reserved for Parent under the Retained Interest Term Sheet) and (ii) use commercially reasonable efforts to complete the Corporate Conversion as promptly as reasonably practicable following the Closing.

(h)           Parent shall assume and bear any securities transaction Tax imposed in respect of the NewCo Transfer under the Securities Transaction Tax Act of Korea, as amended.

Section 5.19          Certain Obligations of Parent.

(a)            On or prior to the Closing, in the event that the Purchaser delivers a written notice to Parent no less than fifteen (15) Business Days prior to the Closing Date requesting the resignation of the current registered managers, directors or officers (or, if any, statutory auditors) of the Company (“Managers”), Parent shall (i) use reasonable best efforts to cause the Managers to resign from their positions at the Company, effective as of the Closing Date, by executing the resignation letter in a form reasonably acceptable to Parent and Purchaser (“Resignation Letter”), or (ii) if it becomes reasonably apparent to Parent that the Parties cannot agree on the form of Resignation Letter or the Managers will not execute the Resignation Letters, Parent shall promptly notify Purchaser and, at Purchaser’s request, cause the execution of a written resolution of the sole unitholder (or the applicable equivalent instrument, as the case may be) of the Company removing the Managers from their positions in the Company, effective as of the Closing Date.

(b)           On or prior to the Closing, Parent shall cause the execution of a written resolution of the unitholder (or the applicable equivalent instrument, as the case may be) of the Sold Company for (i) the approval of the transfer of the Sold Securities to Purchaser and (ii) the amendment of the articles of incorporation of the Sold Company, effective as of the Effective Time, to (x) designate Purchaser as a unitholder (or the applicable equivalent equityholder, as the case may be) of the Sold Company and (y) elect candidates nominated by Purchaser at least fifteen (15) Business Days prior to the Closing Date as registered managers, directors or officers (or, if any, statutory auditors) of the Sold Company.

Section 5.20          Intellectual Property License.

(a)            License to the Company. Effective as of the Closing, and subject to the provisions hereof, Parent and its Subsidiaries (“Parent Licensors”) hereby grant, and agree to grant, to the Company (“Company Licensee”) a worldwide, irrevocable, non-exclusive, fully paid, royalty-free, non-transferable (except as provided pursuant to Section 5.20(g) license:

(i)            under the Parent Licensed Patents, to make, have made, import, use, offer to sell, sell, and otherwise provide any product or service, including to practice any method, process or procedure claimed in any of the Parent Licensed Patents, in each case, solely with respect to the Business; and

(ii)           under the Parent Licensed Other IP (which, for the avoidance of doubt, shall include rights to the Voyager search engine and any related documentation to the extent used by the Business as of immediately prior to Closing), to use, reproduce, distribute, disclose, make, modify, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), create derivative works of, and otherwise exploit in any Business Technology, in each case, solely in connection with the operation of the Business.

(b)           Licenses to Parent. Effective as of the Closing, and subject to the provisions hereof, Purchaser shall cause the Company (“Company Licensor”) to hereby grant, and agree to grant, to Parent and its Subsidiaries (“Parent Licensees”) a worldwide, irrevocable, non-exclusive, fully paid, royalty-free, non-transferable (except as provided pursuant to Section 5.20(g)) license:

(i)            under the Business Patents to make, have made, import, use, offer to sell, sell, and otherwise provide any product or service, including to practice any method, process or procedure claimed in any of the Business Patents, in each case solely with respect to the Retained Businesses; and

(ii)           under the Business Intellectual Property (other than Patents, Marks and Internet Properties) to use, reproduce, distribute, disclose, make, modify, improve, display and perform (publicly and otherwise, subject to any applicable confidentiality restrictions), create derivative works of, and otherwise exploit the Retained Technology, in each case, solely in connection with the operation of the Retained Businesses.

(c)            License Limitations.

(i)            Except as expressly set forth otherwise in this Agreement, (A) all rights and licenses granted hereunder are granted “AS IS” and without any representation or warranty of any kind, (B) no representations or warranties whatsoever, whether express, implied or statutory, including warranties of merchantability, fitness for a particular purpose, title, custom, trade, non-infringement, non-violation or non-misappropriation of third-party Intellectual Property Rights, are made or given, and (C) all such representations and warranties, whether arising by operation of Law or otherwise, are hereby expressly excluded.

(ii)           Except as expressly set forth otherwise in this Agreement, each Licensor Party reserves all rights and licenses to its Intellectual Property Rights, and no other licenses are granted under this Agreement, including this Section 5.20, by implication, estoppel or otherwise.

(d)           Licenses Irrevocable. Each Party acknowledges and agrees that, upon and following the Closing, the licenses granted by it as the Licensor Party, are non-terminable and irrevocable, and that the Licensor Party’s sole remedy after the Closing for breach by the Licensee Party of the licenses granted hereunder will be for such Licensor Party to bring a claim to recover damages and to seek appropriate equitable relief but not termination of the licenses granted by the Licensor Party.

(e)            License Term. All licenses granted under this Section 5.20 with respect to each Patent will expire upon the expiration of the term of such Patent. All licenses granted under this Section 5.20 with respect to each Copyright will expire upon the expiration of the term of such Copyright. All other licenses granted under this Section 5.20 are perpetual.

(f)            Sublicensing.

(i)            Each Licensee Party may sublicense the license and rights granted to it by the Licensor Party under Section 5.20(a)(ii) and Section 5.20(b)(ii), respectively, freely to a third party in connection with the operation of the Licensee Party’s business in the ordinary course or to a Divested Entity, including in connection with the manufacture, sale or provision of its products or services (in each case, within the scope of the applicable license granted to the Licensee Party under Section 5.20(a)(ii) and Section 5.20(b)(ii), respectively). Licensee Party shall treat any Trade Secrets or Technology that embodies, or is, the Licensor Party’s Trade Secrets with the same degree of care, that Licensee Party treats its own like Trade Secrets and Technology embodying them, but in no event with less than reasonable care, and Licensee Party shall not disclose such Trade Secrets licensed to it hereunder to a third party, except in connection with the disclosure of such Licensee Party’s own Trade Secrets of at least comparable importance and value and on the same terms.

(ii)           The licenses set forth in Section 5.20(a)(i) and Section 5.20(b)(i) are not sublicenseable by the applicable Licensee Party except as provided in Section 5.20(h).

(g)           Transfer of Licenses.

(i)            Except as expressly set forth herein, neither Licensee Party may assign or transfer the licenses granted to it pursuant to this Section 5.20 directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the other party’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld). Notwithstanding the foregoing, (A) a Licensee Party may assign such licenses to a third party, or permit a third party to assume such license, in connection with acquisition of such Licensee Party (whether by equity or asset sale or merger or otherwise) or the sale of substantially all of the assets of such Licensee Party to which this Section 5.20 relates, to such third party, and (B) such licenses may, in whole or in part, be assigned or transferred to, or assumed by, an Affiliate of Licensee Party. Any assignment in violation of this Section 5.20(g) shall be null and void from the beginning.

(ii)           Notwithstanding the foregoing, nothing set forth herein shall limit the Parties as Licensor Party from licensing, selling or otherwise disposing of any of its Intellectual Property Rights licensed to the other parties hereunder; provided that none of the foregoing shall impact the rights and licenses with respect to such Intellectual Property Rights hereunder.

(h)           Rights to Subsidiaries.

(i)            Subject to Section 5.20(f), any rights or licenses granted under this Section 5.20 extend to each entity that is a Party’s Subsidiary but only for so long as such entity is a Subsidiary and, accordingly, except as provided in Section 5.20(h)(ii) the license to such entity shall terminate upon such entity ceasing to be a Subsidiary of such Party.

(ii)           Notwithstanding the limitations on sublicensing set forth in Section 5.20(f), if a Licensee Party divests a Subsidiary or business unit (including in a sale to a third party or in a public offering) such that such entity is no longer a Subsidiary (a “Divested Entity”), upon providing written notice of such divestiture to the other party to the license, Licensee Party may grant the Divested Entity a sub-license under the licenses granted to the Licensee Party pursuant to Section 5.20, but only in connection with the products and services offered by such Divested Entity at the time it ceased to be a Subsidiary or business unit of the Licensee Party, and natural evolutions of such products or services that are of the same general type. Such sublicense granted to a Divested Entity in accordance with the foregoing shall not affect or limit the licenses granted to the Licensee Party or the obligations and duties of the Licensee Party hereunder.

(i)             Rights in Bankruptcy. All rights and licenses granted to a Party as licensee hereunder, are, for purposes of section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of section 101 of the Bankruptcy Code. The licensor acknowledges that the licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

Section 5.21          KakaoBank Transaction. If, following the Closing, either (i) the Company or (ii) Parent (or an Affiliate of Parent, in the event of any assignment of the relevant Share Purchase Agreement by Parent to such an Affiliate) makes any payment to the other party pursuant to the KakaoBank Share Purchase Agreement (such payment, the “KakaoBank True-Up Payment”), then, Parent shall promptly provide Purchaser with written notice of the making of the KakaoBank True-Up Payment and information necessary for the Parties to determine the amount of payments to be made and/or received pursuant to this Section 5.21 and (x) if Parent (or such Affiliate, in the event of such assignment) receives the KakaoBank True-Up Payment, Parent shall (or shall cause such Affiliate to) remit to Purchaser an amount (the “Parent True-Up Payment”) equal to the Purchaser Ownership Percentage (which, for purposes of this Section 5.21, shall be a percentage equal to Purchaser’s ownership percentage in the Company as of the date of the KakaoBank True-Up Payment), multiplied by the KakaoBank True-Up Payment, net of any Taxes imposed on Parent or any of its Affiliates as a result of the receipt of such payment at the time of receipt, or (y) if the Company receives the KakaoBank True-Up Payment, Purchaser shall remit to Seller or its relevant assignee an amount (the “Purchaser True-Up Payment”) equal to the KakaoBank True-Up Payment multiplied by the Purchaser Ownership Percentage (calculated as described in clause (x)), net of the product of (1) any Taxes imposed on the Company as a result of the receipt of such payment multiplied by (2) the Purchaser Ownership Percentage (calculated as described in clause (x)), in each case, by wire transfer of immediately available funds within five (5) Business Days after the date on which KakaoBank True-Up Payment is made, to an account designated in writing by the Party receiving such reimbursement within three (3) Business Days after the date on which the KakaoBank True-Up Payment is made; provided that, in the event that the Company makes a distribution to Purchaser in an amount equal to the Purchaser True-Up Payment, to the extent any Taxes are imposed on Purchaser as a result of such distribution, Parent (or its relevant Affiliate) shall remit to Purchaser such amount as is necessary to ensure that the distribution received by Purchaser from the Company will equal the full amount Purchaser would have received had no such Taxes been imposed on such distribution; provided, further, that Purchaser and the Company shall use commercially reasonable efforts to eliminate or reduce any Taxes imposed on such distribution.  Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Parent and the Company and their respective Affiliates shall treat the KakaoBank True-Up Payment as an adjustment to the purchase price paid by Parent (or its relevant Affiliate) pursuant to the KakaoBank Share Purchaser Agreement.

Section 5.22          Equityholders Agreement. As soon as reasonably practicable following the date hereof (and in any event prior to the Closing), the Parties shall negotiate in good faith, finalize and agree on the form of an equityholders agreement by and between Seller (or an Approved Recipient), Purchaser, and the Sold Company (the “Equityholders Agreement”) and an amendment to the Organizational Documents of the Sold Company, in each case, to be effective as of the Closing and containing terms substantially consistent with the terms set forth in the Retained Interest Term Sheet and such other customary terms and conditions as are mutually agreed between Seller and Purchaser and that are not inconsistent with the terms set forth in Retained Interest Term Sheet; provided, that, notwithstanding the foregoing, pending completion of such negotiation, the terms set forth in the Retained Interest Term Sheet shall control and be binding upon the Parties from and after the Closing.

Section 5.23          Patent Transfer. To the extent a Business Patent is to be transferred to Parent or any of its Affiliate on or prior to the Closing, Parent shall cause the Company to transfer such Business Patent at fair market value (as reasonably determined by Parent) and on an arm’s length basis. Following the Closing, if the Parties reasonably determine that such Business Patent is primarily used or held for use in the Business, the Parties shall, as soon as reasonably practicable thereafter, ensure that such Business Patent is transferred back to the Company.

Article VI

EMPLOYEE MATTERS COVENANTS

Section 6.1            Terms and Conditions of Employment. Each Business Employee who remains employed with the Company as of immediately after the Closing shall be referred to herein as a “Transferred Business Employee.” For a period of one (1) year following the Closing, or such longer period as required by applicable Law (and, with respect to any compensation or benefits that apply following a termination of employment, the applicable period thereafter), Purchaser shall, or shall cause its Affiliates (including, after the Closing, the Company) to, with respect to each Transferred Business Employee during his or her employment with Purchaser or its Affiliates (including, after the Closing, the Company) (a) provide a base salary or wage rate that is not less than that in effect for such Transferred Business Employee immediately prior to Closing, (b) grant short-term and long-term incentive compensation awards in amounts, and with terms, that are no less favorable in the aggregate than those in effect for each such Transferred Business Employee immediately prior to Closing (it being understood that long-term cash incentive awards may be provided in lieu of equity-based awards); provided, however, that the short-term incentive compensation award may not be decreased from that in effect for such Transferred Business Employee immediately prior to Closing, (c) provide employee benefits (other than any sabbatical benefits and employee stock purchase plan participation) that, in the aggregate, are no less favorable than those in effect for each such Transferred Business Employee immediately prior to the Closing, and (d) provide severance benefits that are no less favorable than the severance benefits that would have been payable to each such Transferred Business Employee under the severance practice set forth in Section 6.1 of the Parent Disclosure Schedule that applied to such Transferred Business Employee immediately prior to the Closing, taking into account such Transferred Business Employee’s additional period of service and increases (but not decreases) in compensation (as applicable) following the Closing. Purchaser shall, in addition to meeting the applicable requirements of Article VI, comply with any additional obligations or standards arising under applicable Laws, Contracts or Company Benefit Plans, in each case, governing the terms and conditions of employment or termination of employment of the Transferred Business Employees.

Section 6.2            Service Credit. As of and after the Closing, Purchaser shall, or shall cause its Affiliates (including, after the Closing, the Company) to, give each Transferred Business Employee full credit for all purposes under (i) any Company Benefit Plans, (ii) each other employee benefit plan, policy or arrangement, and (iii) any other service-based or seniority-based entitlement, in each case maintained or made available for the benefit of Transferred Business Employees as of and after the Closing by Purchaser or any of its Affiliates (including, after the Closing, the Company), for such Transferred Business Employee’s service prior to the Closing with Parent and its applicable Affiliates (including the Company) and their respective predecessors, to the same extent such service is recognized by Parent and its applicable Affiliates (including the Company) immediately prior to the Closing or, for purposes of any Company Benefit Plan, in accordance with the terms of such plan; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service.

Section 6.3            Welfare Plans. Effective as of the Closing, Purchaser or one of its Affiliates (including, after the Closing, the Company) shall be responsible for all Liabilities relating to welfare benefit claims of Transferred Business Employees and Former Business Employees under the Benefit Plans, whether arising before, on or after the Closing.

Section 6.4            Incentive Compensation.

(a)           At or promptly following the Closing, Parent shall cause to be paid, to each Transferred Business Employee who is eligible to participate in any Benefit Plan providing annual cash incentive compensation payments (any such Benefit Plan, an “Annual Cash Bonus Plan” and any such payment, an “Annual Cash Bonus”), subject to such Transferred Business Employee’s continued employment with the Company through the Closing, a prorated Annual Cash Bonus under the applicable Annual Cash Bonus Plan for the performance period in which the Closing occurs, based on the level of performance determined by Parent in its discretion, and prorated for the portion of the performance period elapsed under the applicable Annual Cash Bonus Plan from the beginning of such performance period through the Closing Date. Purchaser shall cooperate with Parent and its Affiliates to facilitate payment of such prorated Annual Cash Bonus to the applicable Transferred Business Employees, including, if requested by Parent, by paying such amounts to the applicable Transferred Business Employees subject to applicable Tax withholding and remitting the Tax withholding and payroll Taxes to the appropriate Tax authority, subject to reimbursement by Parent within ten (10) days following the applicable payment. Purchaser shall assume and bear all Liability for all (i) Annual Cash Bonuses payable to Transferred Business Employees in respect of the portion of the applicable performance period under an Annual Cash Bonus Plan that occurs after the Closing and (ii) all cash incentive compensation payments (other than Annual Cash Bonuses) payable to Transferred Business Employees under any Company Benefit Plan in respect of the performance period in which the Closing occurs.

(b)          The Company shall assume, effective as of the Closing, each Benefit Plan providing cash incentive compensation (other than Annual Cash Bonuses) to any Transferred Business Employee and each such Benefit Plan shall be considered a Company Benefit Plan.

(c)           Immediately after the Closing, the Company shall grant to each Transferred Business Employee who held unvested Parent equity awards as of immediately prior to the Closing (“Unvested Parent Awards”) one or more replacement awards (“Replacement Awards”), which may be denominated in cash or equity securities of Purchaser publicly traded on the Korea Exchange. The Replacement Awards granted to each such applicable Transferred Business Employee will (i) have an aggregate value as of the grant date that is equal to the aggregate value of such Transferred Business Employee’s Unvested Parent Awards, measured based on the average closing price of Parent common stock on the NASDAQ over the ten (10) consecutive trading days ending on and including the last trading day immediately prior to the Closing, and (ii) a vesting schedule and vesting terms that are no less favorable to such Transferred Business Employee than the vesting schedule and vesting terms that applied to the corresponding Unvested Parent Awards as of immediately prior to the Closing.

Section 6.5            Retention Agreements.

(a)            Parent shall retain the Liability for all payments (the “Retention Payments”) under or in relation to any retention, cash appreciation, severance or other agreements with Business Employees listed in Section 6.5(a) of the Parent Disclosure Schedule (the “Retention Agreements”).

(b)           With respect to each Transferred Business Employee who is party to a Retention Agreement that includes a post-Closing severance commitment (as identified in Section 6.5(b) of the Parent Disclosure Schedule), if, prior to the expiration date for such commitment indicated with respect to such Retention Agreement in Section 6.5(b) of the Parent Disclosure Schedule, such Transferred Business Employee separates from employment with Purchaser or any of its Affiliates (including, after the Closing, the Company) for any reason, Purchaser shall, within five (5) Business Days after such separation from employment, provide Parent with a written statement indicating the date of such separation from employment and describing, in reasonable detail, the circumstances surrounding such separation from employment.

(c)            Purchaser shall cooperate with Parent and its Affiliates to facilitate payment of the Retention Payments to Transferred Business Employees, including, if requested by Parent, by paying such amounts to the applicable Transferred Business Employees subject to applicable Tax withholding and remitting the Tax withholding and payroll Taxes to the appropriate Tax authority; provided that Purchaser’s obligation under this Section 6.5(c) shall be subject to Parent’s payment of an amount equivalent to the Retention Payment (including with respect to the employer portion of any Taxes payable in connection therewith) to Purchaser at least two (2) Business Days prior to the applicable payment date; provided, further, that the amount Parent is otherwise required to pay to Purchaser pursuant to this Section 6.5(c) shall be decreased by the actual amount of any Tax benefit realized by Purchaser or any of its Affiliates after taking into account the amount paid by Parent to Purchaser pursuant to this Section 6.5(c) and that arises from the deductibility of any Retention Payment paid (or treated as paid) by Purchaser pursuant to this Section 6.5(c).

Section 6.6            Immigration Compliance. From and after the date hereof and following the Closing, Purchaser shall, or shall cause its applicable Affiliate (including, after the Closing, the Company) to, take commercially reasonable efforts to process and support visa or similar applications in respect of Business Employees as of the Closing Date.

Section 6.7            Employee Management Committee. Purchaser agrees that as of and following the Closing Date, Purchaser shall recognize the Employee Management Committee of the Company representing the Transferred Business Employees as of immediately prior to the Closing as the representative of the Transferred Business Employees and to engage with such Employee Management Committee on employee-related issues, in each case, to the same extent that the Company recognized and engaged with such Employee Management Committee as of immediately prior to the Closing.

Section 6.8            Benefit Plans; Other Employee-Related Liabilities.

(a)            As of the Closing, Purchaser shall cause the Company to assume or retain, as the case may be, and shall cause the Company to reimburse, indemnify and hold Parent and its Affiliates harmless against (a) all Liabilities and other obligations with respect to, the Company Benefit Plans, and (b) all Liabilities (whether arising under Benefit Plans or otherwise and whether arising before, on or after the Closing) in respect of (i) Transferred Business Employees and (ii) Former Business Employees, other than those expressly retained by Parent pursuant to this Article VI.

(b)           Parent and its Affiliates shall retain and shall reimburse, indemnify and hold Purchaser and its Affiliates (including, after the Closing, the Company) harmless against (i) all Liabilities with respect to current and former employees of Parent and its Subsidiaries who are not or were not, as applicable, (A) Business Employees or (B) Former Business Employees who were employed by the Company, and (ii) all Liabilities (including any Taxes payable by or on behalf of any Business Employee or their employer) arising at any time with respect to any awards held by an Business Employee under a Seller equity plan.

(c)            Except as otherwise expressly provided in this Article VI, Purchaser or the Company (after the Closing) shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to, any Seller Benefit Plan.

Section 6.9            No Third Party Beneficiaries. Without limiting the generality of Section 11.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, Company Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, the Company, Purchaser or any of their respective Affiliates, (b) prevent Purchaser or its Affiliates from terminating any Company Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates (including, after the Closing, the Company), on or after the Closing Date, from terminating the employment of any Business Employee, or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, the Company, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Article VII

TAX MATTERS

Section 7.1            Purchase Price Allocation.

(a)            No later than ninety (90) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.7, Parent shall deliver to Purchaser an allocation of the Final Purchase Price and any other amounts treated as consideration for U.S. income Tax purposes among any assets that, for U.S. income Tax purposes, are treated as assets purchased by Purchaser (or its relevant Subsidiaries) pursuant to this Agreement and any Ancillary Agreement determined in a manner consistent with Sections 338 (if applicable) and 1060 of the Code and the Treasury Regulations promulgated thereunder and any other relevant provisions of applicable Tax Law (the “Allocation”). The Allocation shall be conclusive and binding on the Parties absent manifest error. The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Final Purchase Price pursuant to Section 7.5 (and any other amounts treated as consideration for Tax purposes). Any such adjustment shall be allocated to the asset or assets (if any) to which such adjustment is attributable; provided that to the extent there are no such assets, such adjustment shall be allocated pro rata among the assets sold.

(b)           None of Parent or Purchaser shall (and it shall cause its Affiliates not to), to the extent applicable, take any position for U.S. federal (or applicable state and local) income tax purposes inconsistent with the Allocation on any U.S. federal (or applicable state or local) Tax Return (including any IRS Form 8594 and IRS Form 8023, if applicable) or in any Tax Proceeding involving any U.S. federal (or applicable state or local) tax authority, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).

Section 7.2            Certain Tax Elections.

(a)            Purchaser shall not, except to the extent otherwise required by Section 7.2(b) or, with respect to any election or change contemplated by clause (i), as otherwise required by a change in applicable Law, (i) make, and shall cause its Affiliates (including the Company) not to make, any Tax election with respect to the Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), or change any method of Tax accounting or any Tax accounting period of the Company, which election or change would be effective for any Taxable period (or portion thereof) ending on or prior to the Closing Date and would or would reasonably be expected to affect the Tax liability of Parent or any of its Affiliates, or (ii) take, and shall cause its Affiliates (including the Company) not to take, any action or engage in any transaction that would reasonably be expected to increase any Tax liability required to be reflected as a reserve or Liability in Working Capital (or otherwise require any Tax liability to be reflected as a reserve or Liability in Working Capital that would not otherwise be required to be so reflected) for purposes of calculating the Final Purchase Price.

(b)           If the Sold Company is classified as a corporation for U.S. federal income tax purposes on the Closing Date, Purchaser shall make (and shall cause its relevant Affiliates to make) an election under Section 338(g) of the Code with respect to the acquisition of the Sold Company (such election, the “Section 338(g) Election”), except to the extent Parent shall notify Purchaser at or prior to the Closing that a Section 338(g) Election shall not be made with respect to the Sold Company, in which case Purchaser shall not make a Section 338(g) Election with respect to the Sold Company. Parent shall timely provide to Purchaser any information reasonably requested by Purchaser for the purpose of making the Section 338(g) Election. Parent may make (and may cause its relevant Affiliates to make) an election pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i) with respect to the Sold Company to the extent such election is available (the “Section 245A Election”). As soon as reasonably practicable following the making of any Section 338(g) Election or Section 245A Election, Purchaser or Parent, as applicable, shall deliver to Parent a copy of any Tax form (including, as applicable, an IRS Form 8023) that is required to be filed with respect to such election.

(c)            Parent and Purchaser shall (and shall cause their Affiliates to), to the extent applicable, (i) prepare and file all U.S. federal, state, and local Tax Returns in a manner consistent with any Section 338(g) Election or Section 245A Election and (ii) not take any position for U.S. federal (or applicable state and local) income tax purposes inconsistent therewith on any Tax Return, in connection with any Tax Proceeding involving any U.S. federal (or applicable state and local) tax authority, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).

(d)           Notwithstanding anything to the contrary in this Agreement, all out-of-pocket costs and expenses reasonably incurred by Purchaser and/or the Company in connection with its obligations under Section 7.1, Section 7.2(b) and (c) shall be borne by Parent.

Section 7.3            Cooperation and Exchange of Information.

(a)            For seven (7) years from and after the Closing Date, each Party to this Agreement shall, and shall cause its Affiliates to, provide to the other Parties to this Agreement such cooperation, documentation and information as either of them reasonably may request, at the cost of the Party making such request, in (i) filing any Exemption Documentation, Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes, (iii) conducting any Tax Proceeding or (iv) making any Section 338(g) Election or Section 245A Election. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. For the avoidance of doubt, this Section 7.3 shall not require any Party to provide any documentation or information if, upon the advice of counsel, the provision of such documentation or information would jeopardize the attorney-client or other applicable legal privilege or protection of such Party or contravene any Laws, contracts or obligation of confidentiality; provided that the Parties shall use commercially reasonable efforts to make alternative arrangements regarding the provision of such documentation or information that would not jeopardize the attorney-client or other applicable legal privilege or protection of such party or contravene any Laws, contracts or obligation of confidentiality.

(b)           Each Party shall retain all Exemption Documentation, Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Parties reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Parties’ own expense.

Section 7.4            Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Company pursuant to all Tax sharing agreements or arrangements (other than this Agreement and the Ancillary Agreements), if any, to which the Company, on the one hand, and any member of the Parent Group, on the other hand, are parties, shall terminate, and neither any member of the Parent Group, on the one hand, nor the Company, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 7.5            Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law) or otherwise required by a change in applicable Law, Parent, Purchaser, the Company and their respective Affiliates shall treat any and all payments under Section 2.7, Section 5.18(h), Section 6.8, Section 7.6(c), Article X and any Parent True-Up Payment or Purchaser True-Up Payment pursuant to Section 5.21 as an adjustment to the purchase price for Tax purposes.

Section 7.6            Withholding Tax.

(a)            The Parties agree that, in accordance with Section 2.7, this Section 7.6 and Section 7.7, Purchaser shall be entitled to, subject to any Capital Gains Tax Exemption applicable to Seller or the beneficial owner of the Sold Securities, deduct or withhold any Securities Transaction Tax and Capital Gains Tax from the Closing Purchase Price and from any other amounts otherwise payable to Parent or Seller (or any Approved Recipient) pursuant to Article II as required by applicable Tax Laws. Purchaser shall not make any deduction or withholding from any amounts payable pursuant to this Agreement other than as expressly contemplated by this Agreement.

(b)           If Seller or the beneficial owner of the Sold Securities intends to apply for a Capital Gains Tax exemption (a “Capital Gains Tax Exemption”) under any applicable double tax treaty, (i) Seller or the beneficial owner of the Sold Securities shall (A) not later than ten (10) Business Days prior to the Closing Date, notify Purchaser, in which case, Purchaser shall not withhold any Capital Gains Tax from the Closing Purchase Price or any adjustments thereto or any other amounts payable to Parent or Seller (or any Approved Recipient) pursuant to this Agreement and (B) on or prior to the date that is five (5) Business Days prior to the ninth (9th) day of the month immediately following the month in which the Closing Date falls (the “Delivery Date”), prepare and deliver to Purchaser any relevant documentation that Seller, the beneficial owner of the Sold Securities or Parent deems necessary or desirable to establish any Capital Gains Tax Exemption, including a Form 29-2(2) as required under the Enforcement Rule of the Income Tax Law, entitled “Application for Tax Exemption in accordance with Tax Treaty” (collectively, the “Exemption Documentation”) and authorize Purchaser to submit the Exemption Documentation to the relevant Tax authority by the ninth (9th) day of the month immediately following the month in which the Closing Date falls and (ii) Purchaser shall file the Exemption Documentation with the relevant Tax authority by the ninth (9th) day of the month immediately following the month in which the Closing Date falls; provided that, for the avoidance of doubt, Parent (or an Affiliate of Parent) shall bear all out-of-pocket costs and expenses required to be incurred in the preparation of the Exemption Documentation (including any out-of-pocket costs and expenses relating to the preparation of any follow-up or additional documents and information requested by Purchaser or the relevant Tax authority in relation to the Capital Gains Tax Exemption or the Exemption Documentation). If the Exemption Documentation has been duly provided pursuant to this Section 7.6(b), then Purchaser shall not make a deduction or withholding from the Closing Purchase Price or any adjustments thereto (including any payment under Section 2.7) on account of Capital Gains Tax. Parent and Purchaser shall take any action as reasonably requested by the relevant Tax authority with respect to the review of the Capital Gain Tax Exemption.

(c)            Subject to Purchaser’s compliance with its obligations under this Section 7.6, from and after the Closing, Parent shall indemnify, reimburse and hold harmless the Purchaser Indemnified Parties against any Liabilities arising out of or resulting from (i) any inaccuracy in the Exemption Documentation and (ii) any additional Taxes imposed on the Purchaser Indemnified Parties by the applicable Tax authority with respect to the Sale (and any surtax or penalties imposed thereon) with respect to Capital Gains Tax. Notwithstanding anything to the contrary herein, Parent’s obligation to indemnify the Purchaser Indemnified Parties under this Section 7.6(c) and Section 10.2(a)(ii) will survive the Closing until expiry of the applicable statute of limitations.

Section 7.7            Securities Transaction Tax. Purchaser shall timely pay to the relevant Tax authority the Securities Transaction Tax payable in respect of the Sale (including the Closing Purchase Price and, if applicable, the payment under Section 2.7 above to settle the Final Purchase Price) on or before the due date required under applicable Laws, which amounts will be withheld as follows: (a) from the Closing Purchase Price at the Closing, in an amount equal to the Estimated STT; and (b) at the time of any payment under Section 2.7, if applicable, to settle the Final Purchase Price, as set forth in Section 2.7. Purchaser shall provide Seller with copies of the Securities Transaction Tax Return and Securities Transaction Tax payment receipt with respect to the Estimated STT and/or the Final STT within ten (10) Business Days after the date on which such Tax Returns are filed with the relevant Tax authority in Korea, or such receipts are received from the relevant authorized Korean bank.

Section 7.8            Tax Proceedings and Refunds.

(a)            Notwithstanding anything to the contrary contained in this Agreement, if Purchaser or the Company or their respective Affiliates receives any written communication from a Governmental Entity regarding any pending or threatened Tax Proceeding or assessment related to Taxes that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 7.6(c) or Article X, including any Tax audit commencement notice, any pre-Tax assessment notice (including a notice of Tax audit results), a written notice of Tax assessment or any other written notice from any Korean Tax Authority or other relevant Governmental Entity (a “Covered Tax Proceeding” and any such notice a “Tax Notice”), Purchaser shall promptly, but in no event later than seven (7) Business Days from the receipt thereof, give Parent written notice thereof together with a copy of all such Tax Notices.

(b)           The Parties further agree that:

(i)            Upon receipt of a pre-Tax assessment notice described in Section 7.8(a) from a Korean Tax Authority, Parent shall have the right, in its sole discretion (including, without limitation, with respect to appointment of counsel), to file or cause to be filed a request for review of adequacy of tax imposition (a “RATI”) with the relevant Governmental Entity;

(ii)           In the event that Parent does not file or cause to be filed a RATI pursuant to Section 7.8(b)(i), then Parent shall cause Seller to either (A) no later than two (2) Business Days prior to the due date for payment of the amount of Taxes set forth in the relevant Tax Notice (the “Tax Assessment Amount”), pay the Tax Assessment Amount to the relevant Korean Tax Authority or (B) no later than five (5) Business Days prior to the due date for payment of any Tax Assessment Amount set forth in the relevant Tax Notice, pay to Purchaser the Tax Assessment Amount so as to enable Purchaser to pay the Tax Assessment Amount to the relevant Korean Tax Authority by the due date;

(iii)          If Parent does file or cause to be filed a RATI pursuant to Section 7.8(b)(i), neither Parent nor any of its Affiliates shall have any obligation to pay any Tax Assessment Amount, unless and until a final Tax assessment notice has been delivered to Parent after a RATI decision is made. Upon receipt of the final Tax assessment notice by Parent, Parent shall cause Seller to provide Purchaser with notice thereof, and shall either (A) not later than two (2) Business Days prior to the due date set forth in such notice of final Tax Assessment Amount, pay or cause to be paid the Tax Assessment Amount to the relevant Korean Tax Authority or (B) not later than five (5) Business Days prior to the due date set forth in such notice of final Tax Assessment Amount, pay or cause to be paid to Purchaser the Tax Assessment Amount so as to enable Purchaser to pay the Tax Assessment Amount to the relevant Korean Tax Authority.

(c)            Notwithstanding anything to the contrary herein, Parent shall have the right to conduct and control any Covered Tax Proceeding at its expense. Purchaser and the Company and their respective Affiliates shall reasonably cooperate with Parent and its Affiliates to avoid, dispute, resist, appeal, compromise or defend any Covered Tax Proceeding or any matter relating to any Covered Tax Proceeding.

(d)           Parent or its Affiliates shall be entitled to (i) any refund or credit of or against any Taxes for which Parent is responsible pursuant to Section 7.6 or Article X (a “Refund Amount”) and (ii) payment in respect of any amount by which the amount included in Pre-Closing Taxes in respect of Taxes imposed on the Pre-Closing Actions exceeds any Liabilities of the Purchaser Indemnified Parties for Taxes imposed on the Pre-Closing Actions. In the event that Purchaser or any of its Affiliates (including the Company after the Closing) actually receives a Refund Amount (whether in cash or through a reduction in Taxes that would otherwise be payable, including as a credit against Taxes that would otherwise be payable) or pays any such Taxes imposed on the Pre-Closing Actions, as applicable, Purchaser shall notify Parent and pay or cause to be paid such Refund Amount (including any interest paid thereon) or such excess, as applicable, to Parent within ten (10) Business Days after receipt (or the application of such refund or credit against amounts otherwise payable) or after the payment of such Taxes, as applicable.

Article VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 8.1            Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the Sale shall be subject to the satisfaction at or prior to the Closing of the following conditions (any of which may be waived, in whole or in part, by the mutual written agreement of Parent and Purchaser to the extent permitted by applicable Law):

(a)            Regulatory Approvals. Any required consents, authorizations and approvals required to be obtained prior to the consummation of the Sale from each Governmental Entity set forth on Section 8.1(a) of the Parent Disclosure Schedule (each, a “Required Approval”) shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

(b)           No Injunctions. No Governmental Entity of competent authority and jurisdiction shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Sale (collectively, the “Legal Restraints”).

Section 8.2            Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the Sale shall be subject to the satisfaction at or prior to the Closing of all of the following conditions (any of which may be waived, in whole or in part, by Purchaser):

(a)            Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization of the Sold Company), Section 3.3 (Authority Relative to this Agreement), and Section 3.21 (Brokers) shall be true and correct in all but de minimis respects as of the Closing Date as if made on and as of the Closing Date, (ii) the representations and warranties of Parent set forth in Section 3.6(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date and (iii) each of the other representations and warranties of Parent contained in Article III shall be true and correct as of the Closing Date as if made on and as of the Closing Date, except (A) in each case of clauses (i), (ii) and (iii), for those representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (B) in the case of clause (iii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)           Covenants and Agreements. The covenants and agreements of Parent to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)            Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3            Conditions to Parent’s Obligation to Close. The obligations of Parent to effect the Sale shall be subject to the satisfaction at or prior to the Closing of all of the following conditions (any of which may be waived, in whole or in part, by Parent):

(a)            Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to this Agreement) and Section 4.6 (Brokers), and the representations and warranties of the Purchaser Guarantor set forth in Section 11.16(c)(i) and Section 11.16(c)(ii) (collectively, the “Purchaser Fundamental Representations”) shall be true and correct in all but de minimis respects as of the Closing Date as if made on and as of the Closing Date, except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (ii) each of the other representations and warranties of Purchaser contained in Article IV, and of the Purchaser Guarantor contained in Section 11.16(c) shall be true and correct as of the Closing Date as if made on and as of the Closing Date, except (A) representations and warranties that are made as of a specific date shall be true and correct (subject to the standards set forth herein) only on and as of such date and (B) in the case of clause (ii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)           Covenants and Agreements. The covenants and agreements of Purchaser and the Purchaser Guarantor to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)            Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser Guarantor, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

Article IX

TERMINATION

Section 9.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of Parent and Purchaser;

(b)           by either Parent or by Purchaser, if:

(i)            the Closing shall not have occurred on or before the date that is nine (9) months after the date of this Agreement (the “Outside Date”); provided that (x) if all of the conditions to the Closing, other than the conditions set forth in Section 8.1(a) or Section 8.1(b) (to the extent that the Legal Restraint is in respect of any Regulatory Law), shall have been satisfied or waived or shall be capable of being satisfied on such date, the Outside Date shall be automatically extended to the date that is twelve (12) months after the date of this Agreement, and (y) if, at the date so extended pursuant to clause (x), all of the conditions to the Closing, other than the conditions set forth in Section 8.1(a) or Section 8.1(b) (to the extent that the Legal Restraint is in respect of any Regulatory Law), shall have been satisfied or waived or shall be capable of being satisfied on such date, the Outside Date may be extended at the option of Parent to the date that is fifteen (15) months after the date of this Agreement, and in each case of the foregoing (x) and (y), such extended date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to Parent or Purchaser, as appliable, if its failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date;

(ii)           Parent (in the case of a termination by Purchaser) or Purchaser (in the case of a termination by Parent) shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b), as applicable, and (B) (1) is incapable of being cured prior to the Outside Date or (2) has not been cured prior to the date that is sixty (60) days from the date that the breaching or non-performing Party is notified in writing by the other Party of such breach or failure to perform; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Parent or Purchaser, as applicable, if it shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(iii)          any Legal Restraint permanently preventing or prohibiting consummation of the Sale shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to Parent or Purchaser, as applicable, if it has failed to comply in any material respect with its representations, warranties, covenants or obligations under this Agreement, including Section 5.3, with respect to any such Legal Restraint; or

(c)            by Parent, if (x) all of the conditions in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing) have been satisfied or waived, (y) Parent has notified Purchaser in writing at least two (2) Business Days prior to such termination that Parent is ready, willing and able to consummate the Closing, and (z) Purchaser has failed to consummate the Closing within two (2) Business Days after the date by which the Closing is supposed to have occurred pursuant to Section 2.3.

Section 9.2            Notice of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other.

Section 9.3            Effect of Termination.

(a)            In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party to this Agreement, except as set forth in the Confidentiality Agreement, Section 5.2(a) or this Section 9.3; provided that termination of this Agreement shall not relieve any Party from Liability for any Actual Fraud or Willful Breach which occurred prior to termination of this Agreement. Notwithstanding anything to the contrary contained herein, Section 5.2(a), this Section 9.3 and Article XI (General Provisions) shall survive any termination of this Agreement.

(b)           Termination Fee

(i)            Purchaser Termination Fee. Purchaser shall pay to Seller (or an Approved Recipient designated in writing by Seller) an amount equal to KRW 344,000,000,000 (the “Purchaser Termination Fee”), if this Agreement is terminated by Parent pursuant to Section 9.1(b)(ii) or Section 9.1(c).

(ii)           Antirust Termination Fee. Purchaser shall pay to Seller (or an Approved Recipient designated in writing by Seller) an amount equal to KRW 344,000,000,000 (the “Antitrust Termination Fee”), if this Agreement is terminated pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) (to the extent that the Legal Restraint is in respect of any Regulatory Law) and, at the time of such termination, (A) the conditions set forth in Section 8.1(a) or Section 8.1(b) (to the extent that the Legal Restraint is in respect of any Regulatory Law) have not been satisfied and (B) all of the conditions to the Closing, other than the conditions set forth in Section 8.1(a) and Section 8.1(b) (to the extent that the Legal Restraint is in respect of any Regulatory Law) have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination) or waived.

In the event that a Termination Fee is due and payable under this Section 9.3(b), such fee shall be paid by wire transfer to the account specified in writing by Seller of same-day funds within ten (10) Business Days after termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be required to (i) pay both the Purchaser Termination Fee and the Antitrust Termination Fee, (ii) pay any Termination Fee more than once or (iii) pay the Antitrust Termination Fee if the condition in Section 8.1(a) and/or Section 8.1(b) (to the extent that the Legal Restraint is in respect of any Regulatory Law) are not satisfied primarily due to Parent’s or Seller’s refusal to agree to any requirements of a Governmental Entity (in respect of Regulatory Laws) with respect to the consummation of the Sale, the Retained Businesses or the Retained Interest.

(c)            If Purchaser fails to pay the Termination Fee when due, Purchaser will also (i) reimburse Seller and its Affiliates for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by Seller of its rights under this Section 9.3 (collectively, the “Collection Fees and Expenses”) within ten (10) Business Days upon final and unappealable determination pursuant to Section 11.3 that payment of the applicable Termination Fee was due, and (ii) pay or cause to be paid to Seller (or an Approved Recipient designated in writing by Seller) interest accruing daily on such amount from the date on which such payment was due, at an annual rate equal to the prime rate set forth in The Wall Street Journal in effect on the date such payment was due plus one percent (1%); provided, however, that in the event of a good faith dispute between Seller and Purchaser as to whether the applicable Termination Fee is due, such interest shall only begin to accrue from the date of a final and unappealable determination pursuant to Section 11.3 that payment of the applicable Termination Fee is due or, if earlier, the date that Purchaser and Seller agree that payment of the applicable Termination Fee is due.

(d)           Each Party acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the Parties would not enter into this Agreement. The Parties acknowledge and hereby agree that the payment of any Termination Fee described in Section 9.3(b) and the payments described in Section 9.3(c) shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Parent and Seller (or its designee) such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Sale, which amount would otherwise be impossible to calculate with precision. The Parties further acknowledge and agree that (A) except for the right to receive a grant of specific performance under Section 11.11 and except in the event of Actual Fraud or Willful Breach of this Agreement by Purchaser or the Purchaser Guarantor, the payment of the Termination Fee and the payments described in Section 9.3(c) shall be the sole and exclusive remedy available to Parent and Seller with respect to this Agreement in the event any such payment becomes due and payable; provided, that in the event that Parent or Seller is granted specific performance as contemplated by Section 11.11 and Purchaser or Purchaser Guarantor fails to duly comply with such order or award of specific performance, the Losses recoverable by Parent or Seller from Purchaser with respect to such failure shall not be limited to or by the Termination Fee and the payments described in Section 9.3(c); and (B) while Parent and Seller may pursue both a grant of specific performance under Section 11.11 and the payment of money damages (including the Termination Fee and the payments described in Section 9.3(c)), under no circumstances shall Parent and Seller be permitted or entitled to receive both a grant of specific performance and money damages, including all or any portion of the Termination Fee.

Section 9.4            Extension; Waiver. At any time prior to the Closing, either Parent, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the Parent or Seller (in the case of Purchaser) and Purchaser or Purchaser Guarantor (in the case of Parent), (b) waive any inaccuracies in the representations and warranties of Parent or Seller (in the case of Purchaser) and Purchaser or Purchaser Guarantor (in the case of Parent) contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of Parent or Seller (in the case of Purchaser) and Purchaser or Purchaser Guarantor (in the case of Parent) contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Article X

INDEMNIFICATION

Section 10.1          Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Parent contained in this Agreement and in any certificate delivered by it or any of its representatives hereunder shall terminate at, and shall not survive, the Closing. The representations and warranties of Purchaser and the Purchaser Guarantor contained in this Agreement and in any certificate delivered by it or any of its representatives hereunder shall survive until the date that is twelve (12) months after the Closing Date; provided that the Purchaser Fundamental Representations shall survive until the expiration of the applicable statute of limitations. Written notice of a claim for breach of any representations and warranties of Purchaser or the Purchaser Guarantor must be given by Parent to Purchaser in accordance with the provisions hereof prior to the applicable expiration date. The covenants and other agreements contained in this Agreement that are to be performed prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date, and written notice of a claim for breach of such covenant or agreement must be given by Purchaser to Parent or by Parent to Purchaser, as applicable, in accordance with the provisions hereof prior to such date. The covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms.

Section 10.2          Indemnification by Parent.

(a)            Subject to the provisions of this Article X, effective as of and after the Closing, Parent shall indemnify, defend and hold harmless Purchaser and its Affiliates (including the Company following the Closing) (collectively, the “Purchaser Indemnified Parties”) from and against, and shall reimburse the Purchaser Indemnified Parties for, any and all Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from, without duplication, (i) any breach or non-performance of any covenant or agreement of Seller or Parent contained in this Agreement; (ii) any Liabilities (A) of the Company for Taxes imposed on the Pre-Closing Actions (including any Taxes imposed on any KakaoBank True-Up Payments under Section 5.21, but, for the avoidance of doubt, excluding any Taxes taken into account in calculating any Purchaser True-Up Payment pursuant to Section 5.21) and (B) arising out of the indemnification contemplated in Section 7.6(c), (iii) any Liabilities of the Retained Businesses (including, for the avoidance of doubt, any Liabilities relating to any interest in KakaoBank Corp. or its Subsidiaries) for which, under applicable Law, the Company could be held liable and (iv) any Actions against the Company for any Liability with respect to the ownership or operation of the Retained Business following the Closing.

(b)           Notwithstanding anything to the contrary herein, neither Parent nor any of its Affiliates shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Losses to the extent reflected, reserved for or taken into account in in the determination of Working Capital (as current liabilities) or Indebtedness on the Final Closing Statement.

(c)            Notwithstanding anything to the contrary herein, (i) the cumulative indemnification obligations of Parent under Section 10.2(a)(i) and Section 10.2(a)(ii) shall in no event exceed the amount of the Base Purchase Price (the “Overall Cap”) and (ii) any payments made by Parent to any Purchaser Indemnified Parties pursuant to the indemnification obligations of Parent under Section 7.6(c), Section 10.2(a)(i) or Section 10.2(a)(ii) shall, if made to any Purchaser Indemnified Party (other than the Company), be calculated taking into account the Purchaser Ownership Percentage of the Company.

Section 10.3          Indemnification by Purchaser.

(a)            Subject to the provisions of this Article X, effective as of and after the Closing, Purchaser shall, and shall cause the Company to, indemnify, defend and hold harmless Parent and its Affiliates (collectively, the “Parent Indemnified Parties”) from and against, and shall reimburse the Parent Indemnified Parties for, any and all Losses incurred or suffered by any of the Parent Indemnified Parties, to the extent arising out of or resulting from (i) any breach of any representation or warranty of Purchaser and/or the Purchaser Guarantor, at and as of the Closing Date as though made at and as of such time (unless made as of a specific date, in which case at and as of such date), contained in Article IV or Section 11.16, (ii) any breach or non-performance of any covenant or agreement of Purchaser and/or the Purchaser Guarantor contained in this Agreement and (iii) any Third Party Claims against any Parent Indemnified Party with respect to the ownership or operation of the Business and the Company (other than in connection with the Retained Interest after the Closing).

(b)           Notwithstanding anything to the contrary herein,

(i)            except with respect to claims for indemnification pursuant to Section 10.3(a)(i) for any inaccuracy in or breach of any Purchaser Fundamental Representation (which shall not be subject to the Deductible), the Parent Indemnified Parties shall not be entitled to indemnification for any claim under Section 10.3(a)(i) unless and until the aggregate amount of indemnifiable Losses thereunder exceeds an amount equal to KRW 17,202,150,000 (the “Deductible”), in which case the Parent Indemnified Parties shall be entitled to indemnification for all Losses from the first dollar;

(ii)           the cumulative indemnification obligations of Purchaser under Section 10.3(a)(i) and Section 10.3(a)(ii) shall in no event exceed the Overall Cap; and

(iii)          any amounts payable pursuant to the indemnification obligations of Purchaser under Section 10.3(a)(i) and Section 10.3(a)(ii) shall be paid by Purchaser (and not the Company) to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

Section 10.4          Indemnification Procedures.

(a)            A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand asserted, or any other matter or circumstance that arises, that has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except if the Indemnifying Party is prejudiced by such failure. Any such notice shall describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand, matter or circumstance, the provisions of this Agreement pursuant to which indemnification may be sought and an estimate of the Indemnified Party’s Losses and shall be delivered prior to the expiration of any applicable survival period specified in Section 10.1.

(b)           Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 10.2 or Section 10.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 10.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnifying Party shall be entitled to select counsel, contractors and consultants. Purchaser or Parent, as the case may be, shall, and shall cause each of their Affiliates and representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, with the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed); provided that such settlement or judgment does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party in its sole and absolute discretion.

(c)            Notwithstanding any of the foregoing, (x) Parent shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Tax Return of (i) Parent or any of its Affiliates (other than the Company) or (ii) a consolidated, combined, unitary or similar group that includes Parent or any of its Affiliates and (y) other than this Section 10.4(c), this Section 10.4 shall not apply to Tax matters, which shall be governed by Section 7.8.

Section 10.5          Exclusive Remedy; No Recourse.

(a)            The Parties acknowledge and agree that, except (i) in connection with Actual Fraud, (ii) with respect to the matters covered by Sections 2.5 through 2.7, Section 5.9, Section 5.17, Section 5.21, Section 7.6 or Section 11.16 and (iii) for the Parties’ right to seek and obtain any equitable relief pursuant to Section 11.11, from and after the Closing, the indemnification provisions of Sections 10.2 and 10.3 shall be the sole and exclusive remedies of the Parties for any Liabilities or Losses (including any Liabilities or Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that any Party may at any time suffer or incur, as a result of or in connection with any breach of any representation, warranty, covenant or agreement in this Agreement (but, for the avoidance of doubt, excluding the Ancillary Agreements and the Confidentiality Agreement). Without limiting the generality of the foregoing, each of Purchaser and Purchaser Guarantor hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled. Notwithstanding anything to the contrary herein, each of Purchaser and Purchaser Guarantor acknowledges and agrees that it is relying exclusively on, and its sole recourse for any actual or alleged breach of any representation or warranty (other than in connection with any Actual Fraud) set forth in this Agreement (or any certificate or other document delivered hereunder) will be, the R&W Insurance Policy (if any).

(b)           The Parties agree that the limits imposed on remedies with respect to this Agreement and the transactions contemplated hereby constitute an integral part of the consideration provided to Parent hereunder, were specifically bargained for between sophisticated parties and their respective counsel and were specifically taken into account in the determination of the amounts to be paid to Parent hereunder.

Section 10.6          Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be reduced by (a) any Tax benefits actually realized by the Indemnified Party or its Affiliates in connection with the incurrence of such Loss and (b) the amount of any third-party insurance or reimbursement proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if such proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent such reduction of the Losses would have reduced the Indemnifying Party’s indemnification obligations), and the Indemnified Party shall use, and cause its Affiliates to use, reasonable best efforts to seek full recovery under all insurance and other indemnity and reimbursement provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights or claims which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights or claims to the Indemnifying Party or, where such assignment is not permitted, use commercially reasonable efforts to recover in respect of such rights or claims against the third parties on behalf of the Indemnifying Party.

Section 10.7          Limitation of Liability. In no event shall any Indemnifying Party have Liability to any Indemnified Party for, and Losses shall not be deemed to include, any special, incidental, exemplary, indirect, punitive or similar damages, or for any loss of future revenue, profits or income, or for any diminution in value damages measured as a multiple of earnings, revenue or any other performance metric, except for any such damages to the extent actually awarded by a court of competent jurisdiction and paid to a third party. Without prejudice to the Indemnified Party’s right to serve any notice under Section 10.4, no Indemnifying Party shall be liable to any Indemnified Party with respect to any Loss that is a possible or potential Loss the Indemnified Party believes may be asserted, until such Loss has become an actual Loss that has, in fact, been actually paid or incurred by such Indemnified Party. For example, if a Loss has been incurred by the Company, Purchaser shall in any event not be deemed to have incurred a percentage of such Loss that exceeds Purchaser’s relative percentage ownership interest in the Company. Neither the Purchaser Indemnified Parties, on the one hand, nor the Parent Indemnified Parties, on the other hand, shall be entitled to recover more than once in respect of any Loss. Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article X with respect to such Losses that are directly caused by such Indemnified Party’s own fraud, gross negligence of willful misconduct.

Section 10.8          Mitigation. Each Party agrees to use, and to cause its Affiliates to use, reasonable best efforts to mitigate any Losses that are indemnifiable hereunder upon and after becoming aware of any event or condition that would reasonably be expected to give rise to such Losses, and no Indemnifying Party shall be liable for any Losses to the extent they arise out of or result from the Indemnified Party’s failure to use reasonable best efforts to mitigate such Losses.

Article XI

GENERAL PROVISIONS

Section 11.1          Interpretation; Absence of Presumption.

(a)            It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Parent Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or Purchaser Material Adverse Effect, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Parent Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Parent Disclosure Schedule or Purchaser Disclosure Schedule is or is not material or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement.

(b)           For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (v) the word “or” shall not be exclusive; (vi) references to “written” or “in writing” include in electronic form; (vii) provisions shall apply, when appropriate, to successive events and transactions; (viii) the Parties have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties or the parties thereto and no presumption or burden of proof shall arise favoring or burdening any of the Parties or any of the parties thereto by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, to the extent such amendment, modification or supplement has been provided to Purchaser on or prior to the date hereof; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number. In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, this Agreement will control.

(c)            Any disclosure with respect to a Section or schedule of this Agreement, including any Section of the Parent Disclosure Schedule or the Purchaser Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Parent Disclosure Schedule or Purchaser Disclosure Schedule, to the extent that the relevance of such disclosure is reasonably apparent on its face.

(d)           No information or document will be considered to have been “made available” on or prior to the date of this Agreement to Purchaser unless it was provided to Purchaser, its Affiliate or its or its Affiliates agents or representatives no later than 5:00 p.m., New York City time, on the date of this Agreement, to the electronic dataroom hosted by Parent, a copy of which Parent shall deliver to Purchaser (subject to “clean team” and other restrictions and protocols) on one or more digital storage devices promptly following each of the date hereof and the Closing, and Parent shall keep such electronic dataroom open and accessible to the Representative and its representatives (subject to “clean team” and other restrictions and protocols) through the earlier of the Closing or the termination of this Agreement.

Section 11.2          Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 11.3          Governing Law; Jurisdiction and Forum.

(a)            This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware. In addition, each Party irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County (and in each case, appellate courts therefrom), in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County (and in each case, appellate courts therefrom) (collectively, the “Chosen Courts”). None of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute arising out of, relating to or in connection with this Agreement or the other Ancillary Agreements other than in the Chosen Courts, except for (i) a court proceeding to enforce an order, judgment, writ, injunction, stipulation, award or decree of the Chosen Courts or (ii) Parent’s petition for an injunction, specific performance or other equitable relief under Section 11.11. Each Party agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 11.7.

(b)           EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.4          Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 11.5          No Third Party Beneficiaries. Except for Section 5.17, Section 10.2, and Section 10.3, in each case which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6          Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses; provided that, in no event shall the Company become liable for or pay any costs or expenses incurred by Purchaser or its Affiliates at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements, and the performance and consummation of the transactions contemplated hereby and thereby.

Section 11.7          Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by electronic mail (“e-mail”) transmission, and shall be directed to the address set forth below (or at such other address as such Party shall designate by like notice):

(a)	If to Parent or Seller:

c/o eBay Inc.
2025 Hamilton Avenue
San Jose, California 95125
	Attention:	General Counsel
	E-mail:	mhuber@ebay.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Karessa L. Cain
	E-mail:	KLCain@wlrk.com

(b)	If to Purchaser or Purchaser Guarantor:

c/o E-Mart Inc.
377, Ttukseom-ro, Seongdong-gu
Seoul, Korea
	Attention:	Dong Woo Shin
	E-mail:	dshin@emart.com

with a copy (which shall not constitute notice) to:

Bae, Kim & Lee LLC
Tower B, Centropolis
26 Ujeongguk-ro, Jongno-gu
Seoul 03161, Korea
	Attention:	Kyungseok (KS) Kim
	E-mail:	ks.kim@bkl.co.kr

Ropes & Gray LLP
POSCO Tower Yeoksam, 21F
134 06235, Teheran-ro, Gangnam-gu
Seoul, South Korea
	Attention:	Jaewoo Lee
	E-mail:	jaewoo.lee@ropesgray.com

Section 11.8          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and assigns; provided that no Party to this Agreement may directly or indirectly assign (whether by operation of Law or otherwise) any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties to this Agreement; provided, further, that notwithstanding the foregoing, Seller may assign any of its rights and obligations under this Agreement to any wholly owned Subsidiary of Parent that is a recipient of equity interests in the Company pursuant to the Pre-Closing Actions without Purchaser’s consent.

Section 11.9          Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by each Party. Any Party to this Agreement may, only by an instrument in writing, waive compliance by the other Parties to this Agreement with any term or provision of this Agreement on the part of such other Parties to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.10        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11        Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each Party further agrees that it will not oppose the enforcement of any Chosen Court’s grant of an injunction, specific performance or other equitable relief on the basis that it is not final or non-appealable or is otherwise unenforceable. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The Parties acknowledge and agree that any limitations on remedies of the Parties following termination of this Agreement set forth in Section 9.3 shall not limit the right of Parent to obtain specific performance pursuant to this Section 11.11. If, prior to the Outside Date, any Party brings any Action in accordance with Section 11.3 to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.

Section 11.12        Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)            Purchaser waives and will not assert, and agrees to cause its Affiliates, including the Company, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Parent, any of its Affiliates or any stockholder, officer, employee or director of Parent or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, by Wachtell, Lipton, Rosen & Katz, and Kim & Chang (the “Current Representation”).

(b)           Purchaser waives and will not assert, and agrees to cause its Affiliates, including the Company, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between Wachtell, Lipton, Rosen & Katz, Kim & Chang and/or any Designated Person occurring during the Current Representation or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or any of its Affiliates (including, following the Closing, the Company), including in respect of any claim for indemnification by Purchaser, it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Parent and that Parent, and not Purchaser or its Affiliates (including, following the Closing, the Company), shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Purchaser or its Affiliates (including, following the Closing, the Company) shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Parent and not of Purchaser or its Affiliates (including, following the Closing, the Company), or to files and communications of internal counsel of Parent and its Affiliates relating to such engagement, and none of Purchaser or its Affiliates (including, following the Closing, the Company) or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates (including, following the Closing, the Company), or does not belong to Parent.

Section 11.13        No Admission. Nothing herein shall be deemed an admission by Purchaser, Parent or any of their respective Affiliates, in any Action or proceeding by or on behalf of a third party, that Purchaser, Parent or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 11.14        Release.

(a)            Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates, hereby irrevocably, unconditionally and completely waives and releases and forever discharges, to the fullest extent permitted by applicable Law, Parent and each of its Affiliates (such released Persons, the “Parent Releasees”), in each case from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances, actions or omissions taken or not taken by the Parent Releasees, the Business or the Company, or any of their respective Affiliates, officers, directors, employees, managers, members, partners, stockholders, other equityholders, representatives or agents, in each case, to the extent based upon facts, circumstances, occurrences or omissions existing, occurring or arising at or prior to the Closing and relating to or arising out of this Agreement and the transactions contemplated hereby, the Company or the Business, or any of their respective assets or Liabilities; provided that such release will not cover and therefore will not affect any rights of the Purchaser Indemnified Parties under this Agreement or any Ancillary Agreement (including those referred to in Section 10.5(a)). Neither Purchaser nor the Purchaser Guarantor shall make, and none of them shall permit any of their respective Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Parent Releasees with respect to any Liabilities released pursuant to this Section 11.14(a).

(b)           Effective as of the Closing, Parent, on behalf of itself and each of its Affiliates, hereby irrevocably, unconditionally and completely waives and releases and forever discharges, to the fullest extent permitted by applicable Law, Purchaser and its Affiliates (including, from and after the Closing, the Company) (such released Persons, the “Purchaser Releasees”), in each case from all demands, proceedings, causes of action, suits, accounts, covenants, Contracts, Losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances, actions or omissions taken or not taken by the Purchaser Releasees, the Business or Company, or any of their respective Affiliates, officers, directors, employees, managers, members, partners, stockholders, other equityholders, representatives or agents, in each case, to the extent based upon facts, circumstances, occurrences or omissions existing, occurring or arising at or prior to the Closing and relating to or arising out of this Agreement and the transactions contemplated hereby, the Company or the Business, or any of their respective assets or liabilities; provided that such release will not cover and therefore will not affect any rights of the Parent Indemnified Parties under this Agreement, any Ancillary Agreement or the KakaoBank Share Purchase Agreement. Parent shall not make, and shall not permit any of its Affiliates to make, any claim or demand, or commence any proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any of the Purchaser Releasees with respect to any Liabilities released pursuant to this Section 11.14(b).

Section 11.15        Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.16        Guarantee.

(a)            In consideration for Parent agreeing to enter into this Agreement and any Ancillary Agreements to which it is a party, the Purchaser Guarantor hereby absolutely, irrevocably and unconditionally guarantees Purchaser’s obligations under this Agreement, as a primary obligation and not as a surety, and the full and timely payment and performance of all covenants, obligations, liabilities and agreements of Purchaser under this Agreement, in accordance with the terms and conditions hereof, but subject to the limitations, qualifications and other terms and conditions herein. This guarantee shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement whether or not the Purchaser Guarantor receives notice of the same and the Purchaser Guarantor irrevocably waives all need for notice of the same.

(b)           This guaranty is an absolute, unconditional and continuing guaranty of payment and performance and not of collectability, and is to remain in force until all obligations of Purchaser under this Agreement shall have been performed or satisfied in full, subject to the limitations, qualifications and other terms and conditions herein, notwithstanding the winding-up, liquidation, dissolution or other incapacity of Purchaser or any change in the status, control or ownership of Purchaser. The liability of the Purchaser Guarantor under this Agreement shall not be released or diminished by any variation of the terms of this Agreement (whether or not agreed by the Purchaser Guarantor) (except to the extent such variation releases or diminishes the obligations or liability of Purchaser hereunder), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance. The Purchaser Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Seller, any of its Affiliates or any other entity or other person primarily or secondarily liable with respect to any of the guaranteed obligations, and all suretyship defenses generally; provided that nothing herein shall constitute a waiver of any rights or defenses of Purchaser or the Purchaser Guarantor under this Agreement or any Ancillary Agreement. The guaranty provided by the Purchaser Guarantor pursuant to this Section 11.16 is an unconditional guarantee of payment and not of collection and the Purchaser Guarantor agrees that Parent shall not be required to prosecute collection, enforcement or other remedies against Purchaser or to enforce or resort to any rights or remedies pertaining thereto, before calling on the Purchaser Guarantor for payment or performance. The Purchaser Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the obligations of the Purchaser Guarantor set forth in this Agreement and notice of or proof of reliance by Parent upon this Section 11.16 or acceptance of this Section 11.16. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which Parent may now or after the date hereof have or hold for the payment obligations of Purchaser under this Agreement. If at any time payment under the Agreement is rescinded or must be otherwise restored or returned by Parent upon the insolvency, bankruptcy or reorganization of Purchaser or the Purchaser Guarantor or otherwise, the Purchaser Guarantor’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Parent, all as though such payment had not been made. The Purchaser Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 11.16 are made knowingly in contemplation of such benefits.

(c)            the Purchaser Guarantor represents and warrants to Parent and Seller as follows that:

(i)            It is a joint stock company (chusik hoesa) duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of Korea.

(ii)           It has all necessary power and authority, and has taken all actions necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of the Purchaser Guarantor is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of the Purchaser Guarantor, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by the Purchaser Guarantor, and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, will constitute, a valid, legal and binding agreement of the Purchaser Guarantor and/or its applicable Affiliates, enforceable against the Purchaser Guarantor and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions. At the Closing, each Ancillary Agreement executed and delivered by the Purchaser Guarantor and/or each Affiliate of the Purchaser Guarantor that is a party thereto will be duly and validly executed and delivered by the Purchaser Guarantor and/or such Affiliate of the Purchaser Guarantor, and, assuming the due authorization, execution and delivery of each Ancillary Agreement by the other parties to the Ancillary Agreements, will constitute, a valid, legal and binding agreement of the Purchaser Guarantor and/or such Affiliate of the Purchaser Guarantor, enforceable against them in accordance with the terms thereof, subject to the Enforceability Exceptions.

(iii)          No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of the Purchaser Guarantor or any of its Affiliates for the execution, delivery and performance by the Purchaser Guarantor and/or its Affiliates, as applicable, of this Agreement or the consummation by the Purchaser Guarantor and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws; or (ii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of the Purchaser Guarantor to timely perform its obligations under this Agreement or any Ancillary Agreement to which it is a party or the consummation by the Purchaser Guarantor of the transactions contemplated hereby.

(iv)         Assuming compliance with Section 11.16(c)(iii), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Purchaser Guarantor and/or its Affiliates, as applicable, nor the consummation by the Purchaser Guarantor and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach or violation of any provision of the respective Organizational Documents of the Purchaser Guarantor or its Affiliates, (ii) result in a breach or violation of, or constitute under, or give rise to any right of termination, amendment, cancellation or acceleration adverse to the Purchaser Guarantor or its Affiliates under any of the terms, conditions or provisions of any material Contract to which the Purchaser Guarantor or any of its Affiliates or any of their respective properties or assets are bound, (iii) result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser Guarantor and/or its Affiliates, other than Permitted Liens, or (iv) conflict with or violate any Law applicable to the Purchaser Guarantor or any of its Affiliates or any of their respective properties or assets, except, in the case of clause (ii), clause (iii) or clause (iv), as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of the Purchaser Guarantor to timely perform its obligations under this Agreement to which it is a party or the consummation by the Purchaser Guarantor of the transactions contemplated hereby.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

EBAY INC.

By:	/s/ Jamie Iannone
Name: Jamie Iannone
Title: President and Chief Executive Officer

EBAY KTA (UK) LTD.

By:	/s/ Alec Latimer
Name: Alec Latimer
Title: Sole Director

EMERALD SPV CO., LTD.

By:	/s/ Shin, Dong Woo
Name: Shin, Dong Woo
Title: Chief Executive Officer

Solely for purposes of Sections 5.3, 5.22, 11.14(a) and 11.16

E-MART INC.

By:	/s/ Kang, Heui-seok
Name: Kang, Heui-seok
Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]